Exhibit 10.1

LICENSE AGREEMENT

DEVELOPMENT, COMMERCIALIZATION, COLLABORATION, AND LICENSE AGREEMENT

between

IONIS PHARMACEUTICALS, INC.

and

AKCEA THERAPEUTICS, INC.

Dated March 14, 2018

DEVELOPMENT, COMMERCIALIZATION, COLLABORATION, AND LICENSE AGREEMENT

THIS DEVELOPMENT, COMMERCIALIZATION, COLLABORATION, AND LICENSE AGREEMENT is made and entered into as of March 14, 2018 (the “Execution Date”), by and between Akcea Therapeutics, Inc., a Delaware corporation (“Akcea”), and Ionis Pharmaceuticals, Inc., a Delaware corporation (“Ionis”). Akcea and Ionis each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, Ionis has rights to, and has filed an NDA and MAA to support commercial launch of, inotersen for hereditary transthyretin amyloidosis (“hATTR”);

WHEREAS, Ionis seeks a partner that has expertise in Commercializing human therapeutics and, in particular, experience treating patients with rare diseases to globally Commercialize inotersen;

WHEREAS, Ionis formed Akcea as a subsidiary to serve as the Commercialization entity for Ionis’ portfolio of lipid drugs, and Akcea is focusing its efforts primarily on Commercializing on its own the rare disease assets in this portfolio, including volanesorsen;

WHEREAS, Akcea is building an organization with resources and expertise to globally Commercialize volanesorsen, and Akcea and Ionis desire to leverage Akcea’s commercial resources to globally Commercialize inotersen;

WHEREAS, Akcea and Ionis desire to enter into a strategic TTR collaboration under which Akcea will Commercialize inotersen in accordance with a global strategic plan;

WHEREAS, in addition to Commercializing inotersen, the Parties will conduct a Development program to Develop a follow-on drug to inotersen, IONIS-TTR-LRx, to expand and extend Ionis’ and Akcea’s leadership position in the TTR amyloidosis market; and

WHEREAS, following receipt of marketing approval of IONIS-TTR-LRx, Akcea will Commercialize IONIS-TTR-LRx in accordance with the Strategic Plan.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1
DEFINITIONS

The terms used in this Agreement with initial letters capitalized (and the term “inotersen”), whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout this Agreement.

ARTICLE 2
AGREEMENT OVERVIEW

The intent of the strategic Collaboration is (a) for Akcea to Commercialize inotersen in accordance with the Strategic Plan approved by the Joint Steering Committee and for the Parties to share profits from the Commercialization of inotersen, (b) for the Parties to develop IONIS-TTR-LRx under the Strategic Plan approved by the JSC through completion of all Pivotal Studies necessary to obtain Approval throughout the world, and (c) following receipt of Approval of IONIS-TTR-LRx, for Akcea to Commercialize IONIS-TTR-LRx in accordance with the Strategic Plan and for the Parties to share profits from the Commercialization of IONIS-TTR-LRx. The JSC will review and determine whether to approve all Material Changes in the Strategic Plan. The purpose of this ARTICLE 2 is to provide a high-level overview of the roles and responsibilities and rights and obligations of each Party under this Agreement and therefore this ARTICLE 2 is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

ARTICLE 3
DEVELOPMENT and Commercialization - Strategy and management

Section 3.1   Initial Development and Commercialization. Prior to approval of the initial Strategic Plan the Parties will conduct the Development and Commercialization of the Products in accordance with those plans and budgets for the Products as may be agreed and updated by the Parties from time to time (the “Initial 2018 Plans and Budgets”).

Section 3.2   Strategic Plan.

3.2.1   The Strategic Plan. The Parties will Develop and Commercialize the Products in accordance with this Agreement and pursuant to a global strategic Development and Commercialization plan (the “Strategic Plan”).

(a)   Development and Commercialization. The Strategic Plan will provide that Akcea will be responsible for Commercializing inotersen in each country where it receives Approval and for conducting all Akcea Non-Commercial Activities for inotersen, and Ionis will be responsible for Developing inotersen until the receipt of Approval in certain countries throughout the world, other than the performance of Akcea Non-Commercial Activities. The Strategic Plan will also provide that Ionis will be responsible for Developing IONIS-TTR-LRx through completion of all Pivotal Studies, and Akcea will be responsible for Commercializing IONIS-TTR-LRx in each country where it receives Approval and for conducting all Akcea Non-Commercial Activities for IONIS-TTR-LRx; provided that the JSC will periodically evaluate each Party’s experience, expertise, and resources and may determine to allocate any such Development activities for IONIS-TTR-LRx to either Party (and include such allocation in the Strategic Plan) based on such experience, expertise, and resources of each Party at such time. The Strategic Plan will cover both the long-term global Development and Commercialization strategy for each of the Products separately and collectively as a suite of products and will also detail the specific Development and Commercialization activities to be performed over the course of the upcoming 24 months, on a rolling basis. Without limiting the foregoing, Schedule 3.2.1 contains a list of examples of content that may be included in the Strategic Plan, as appropriate, based on the stage of Development or Commercialization of the applicable Product.

(b)   Manufacture and Supply. The Strategic Plan will provide that Akcea will be responsible for the Manufacture and supply of API and Drug Product (i) of inotersen to support Commercialization and Akcea Non-Commercial Activities, other than any inotersen API and Drug Product purchased by Akcea from Ionis pursuant to Section 3.8, and (ii) of IONIS-TTR-LRx to support Commercialization and Akcea Non-Commercial Activities under the Strategic Plan, in each case ((i) and (ii)), subject to Ionis’ compliance with Section 3.8.2(a). The Strategic Plan will provide that Ionis will be responsible for the Manufacture and supply of API and Drug Product of IONIS-TTR-LRx to support Development activities under the Strategic Plan through completion of all Pivotal Studies for IONIS-TTR-LRx. In addition, to facilitate the foregoing allocation of responsibilities between the Parties for the Manufacture and supply of the Products, the Strategic Plan will include the strategy for Manufacturing and supply of API and Drug Product sufficient to support Commercialization of each Product (and to perform any Akcea Non-Commercial Activities) and a sequence of activities and associated timelines for the orderly transition from Ionis to Akcea of CMC activities for each Product on or before the receipt of Approval for each such Product from the FDA and the EMA, including, as contemplated under Section 3.8.2(a), the assignment from Ionis to Akcea of Ionis’ supply agreements with CMOs for inotersen API and Drug Product as of the Effective Date and, at the applicable time, Ionis’ supply agreements with CMOs for IONIS-TTR-LRx API and Drug Product.

(c)   Commercial Activities and Budget. The Strategic Plan will address, among other important Commercial matters, (i) pre-launch, launch, and subsequent Commercialization activities for inotersen (which may include, as appropriate at any given time based on the stage of Commercialization, market access strategy, messaging, branding, pricing, advertising, education, publication planning, marketing, compliance, and field force training), (ii) key decisions and timelines for Commercialization activities, (iii) key strategies and tactics for implementing those activities, and (iv) a budget approved by the JSC for all inotersen Commercial activities set forth in the Strategic Plan, which budget will include costs associated with each Party’s FTEs and out of pocket expenses (consistent with the terms set forth in Schedule 6.4.1) necessary for each Party to conduct its Commercialization activities under the Strategic Plan (such budget, the “Commercial Budget”). The Commercial activities and strategy in the Strategic Plan will be driven by the shifting competitive landscape over time, reimbursement environment, medical factors that impact

Commercialization strategies, patient experiences that inform TTR amyloidosis treatment, and emerging data generated from Clinical Trials of IONIS-TTR-LRx. As such, the Parties anticipate that the Commercial components of the Strategic Plan for each Product will evolve over time and become more detailed as inotersen and IONIS-TTR-LRx move closer to launch in, and thereafter penetrate, each market. The Commercialization activities under the Strategic Plan will initially cover inotersen only and at the appropriate time the Commercial sections of the Strategic Plan will be updated to include Commercial activities for IONIS-TTR-LRx as set forth in Section 3.2.3. In addition to the Commercial activities to be included for IONIS-TTR-LRx, at the appropriate time, the Parties will also discuss and update the Strategic Plan to reflect strategies and activities for Commercializing both Products, including synergies that may result from having each Product on the market.

(d)   Development Activities and Budget. The Strategic Plan will address, among other important Development matters, (i) all non-clinical and preclinical studies and Clinical Trials to be conducted through completion of the last Pivotal Study for IONIS-TTR-LRx, (ii) all Akcea Non-Commercial Activities for each Product, and (iii) a budget approved by the JSC for all such activities for each Product set forth in the Strategic Plan, which budget will include costs associated with each Party’s FTEs and out of pocket expenses (consistent with the terms set forth in Schedule 6.4.1) necessary for each Party to conduct the foregoing activities set forth under the Strategic Plan (such budget, the “Development Budget”).

(e)   Regulatory Matters under the Strategic Plan. The Strategic Plan will also address, among other important regulatory matters, regulatory strategy and communication management, transfer of Regulatory Documentation, submissions to Regulatory Authorities, meetings with Regulatory Authorities, regulatory communications, Product labeling, and safety reporting and pharmacovigilance, in each case, which regulatory matters included in the Strategic Plan will be subject to and in accordance with Section 3.5 (Interactions with, and Submissions to, Regulatory Authorities).

3.2.2   Developing the Initial Strategic Plan. The JSC will review, discuss, and determine whether to approve the initial Strategic Plan (other than the Development Budget and Commercial Budget to be included therein), which will be a separate written document from this Agreement, by September 1, 2018. Following such approval of the initial Strategic Plan, the Parties will prepare and submit to the JSC for its review, discussion, and approval by November 15, 2018 (as part of its annual budget process) (a) an initial Commercial Budget and Development Budget for Calendar Year 2019, in each case, that reflect the Commercialization and Development activities set forth in the initial Strategic Plan to be performed in Calendar Year 2019, and (b) a preliminary forecast of the budgets for the Development and Commercial activities (including all Akcea Non-Commercial Activities) set forth in the initial Strategic Plan for Calendar Year 2020. Akcea will have primary responsibility for developing those sections of the initial Strategic Plan related to the Commercialization activities and Akcea Non-Commercial Activities for each Product and the associated Commercial Budget and portion of the Development Budget covering the Akcea Non-Commercial Activities, in each case, other than regulatory matters. Ionis will have primary responsibility for developing those sections of the initial Strategic Plan that set forth the (i) Development activities for IONIS-TTR-LRx through completion of the first Phase 1 Clinical Trial for IONIS-TTR-LRx (other than the Akcea Non-Commercial Activities) and the associated Development Budget (other than the portion of the Development Budget covering the Akcea Non-Commercial Activities), other than regulatory matters, and (ii) the strategy for Manufacturing and supply of API and Drug Product sufficient to support Commercialization of inotersen (and any Akcea Non-Commercial Activities) and a sequence of activities and associated timelines for the orderly transition from Ionis to Akcea of CMC activities for inotersen. The Regulatory Sub-Committee will have primary responsibility for developing those sections of the Strategic Plan that set forth important regulatory matters for the Products and the portion of the Development Budget or Commercial Budget (as applicable) covering such regulatory matters. The JSC will review, discuss, and determine whether to approve each section of the initial Strategic Plan, which discussion will afford each Party the opportunity to review and comment on those sections of the Strategic Plan developed by the other Party.

3.2.3   Updating the Strategic Plan. Following the JSC’s approval of the initial Strategic Plan, each Party (including through the Regulatory Sub-Committee) will develop updates to those sections of the Strategic Plan for which it is responsible every six months to account for the progression of Development, Manufacturing, and Commercialization of each Product, which updates will include an update to the Strategic Plan prior to completion of the first Phase 1 Clinical Trial for IONIS-TTR-LRx and an update in September of each Calendar Year (to enable each Party to timely complete its internal annual budget process). Akcea will also be responsible, following Ionis’ development of such section in the initial Strategic Plan, for updating the Strategic Plan to include (a) the strategy for Manufacturing and supply of API and Drug Product (i) of inotersen sufficient to support Commercialization (and any Akcea Non-Commercial Activities), and (ii) of IONIS-TTR-LRx, following receipt of Approval therefor in the U.S., and (b) a sequence of activities and associated timelines for the orderly transition from Ionis to Akcea of CMC activities for IONIS-TTR-LRx following receipt of Approval therefor in the U.S. Ionis will remain responsible for updating such strategy for the Manufacturing and supply of IONIS-TTR-LRx through receipt of Approval therefor in the U.S. Without limiting the generality of the foregoing, the Parties will discuss (through the JSC), and Ionis will take into consideration and not unreasonably refuse to implement Akcea’s comments relating to aspects of Development (including designs and protocols of Clinical Trials) of IONIS-TTR-LRx that are likely to affect Commercializing of IONIS-TTR-LRx, such as trial site selection, health economic outcomes, quality of life measures, endpoints, market access, and optimal reimbursement. In addition, at the appropriate time, but no later than at the completion of the first Phase 1 Clinical Trial for IONIS-TTR-LRx, Akcea will update the Development section of the Strategic Plan to account for Akcea Non-Commercial Activities for IONIS-TTR-LRx and the Commercial section of the Strategic Plan to account for Commercial activities for IONIS-TTR-LRx. Each Party or the Regulatory Sub-Committee, as applicable, will submit those sections of the proposed updated Strategic Plan developed by it to the other Party at least 15 days prior to the next JSC meeting. Subject to Section 3.4.4, the JSC must determine whether to approve any material changes to the Strategic Plan included in any update (each, a “Material Change”).

Section 3.3   Diligence. Akcea will use Commercially Reasonable Efforts to (a) conduct the Commercialization activities assigned to Akcea as set forth in the Strategic Plan in accordance with the timelines specified therein, and (b) Commercialize the Products following receipt of Approval therefor in a country. Both Parties will use Commercially Reasonable Efforts to Develop the Products, including conducting the activities assigned to each Party as set forth in the Strategic Plan in accordance with the timelines specified therein.

Section 3.4   Development and Commercialization Management.

3.4.1   Joint Steering Committee. The Parties will establish a Joint Steering Committee (the “JSC”) to oversee and manage the conduct of activities related to the Development and Commercialization of the Products. The JSC will consist of four representatives appointed by Ionis and four representatives appointed by Akcea each with Development or Commercialization expertise with one JSC representative from each Party being such Party’s chief financial officer. The JSC will determine the JSC operating procedures at its first meeting, including policies for participation by additional representatives or consultants invited to attend JSC meetings, and the timing and location of meetings, which will be codified in the written minutes of the first JSC meeting. Each Party may replace one or more of its representatives on the JSC from time to time upon written notice to the other Party.

3.4.2   Meetings. During the first 12 months after the Execution Date the JSC will meet on an ongoing basis (as often as reasonably necessary but at least monthly) to prepare for and to effectively execute the launch of inotersen, which will include the review and discussion of and determination as to whether to approve the initial Strategic Plan and associated Development Budget and Commercial Budget. Thereafter, the JSC will meet on a quarterly basis. The JSC may hold meetings in person or by audio or video conference as determined by the JSC. In addition, upon prior approval of the other Party, each Party may invite its employees or consultants to attend JSC meetings. Each Party will be responsible for the costs of its own representatives attending such meetings, and such costs will not be “Expenses” under Schedule 6.4.1.

3.4.3   Role of the JSC. Without limiting any of the foregoing, the JSC will perform the following functions, some or all of which may be addressed directly at any given JSC meeting:

(a)   review Akcea’s progress on performing the Commercialization and Akcea Non-Commercial Activities under the Strategic Plan;

(b)   review each Party’s progress on performing the Development activities for IONIS-TTR-LRx assigned to it under the Strategic Plan;

(c)   review and discuss the strategy for Manufacturing and supply of API and Drug Product sufficient to support Commercialization of each Product (and to perform any Akcea Non-Commercial Activities) and a sequence of activities and associated timelines for the orderly transition from Ionis to Akcea of CMC activities for each Product;

(d)   review and provide advice on the execution of activities and strategies set forth under the Strategic Plan with respect to each Product;

(e)   review, discuss, and determine whether to approve the initial Strategic Plan and all updates thereto that contain Material Changes, as described in Section 3.2.2;

(f)   discuss key regulatory interactions and strategy for the Products;

(g)   review, discuss, and determine whether to approve the Commercial Budget for each Product, including any updates thereto, as described in Section 3.2.2;

(h)   review, discuss, and determine whether to approve the Development Budget, including any updates thereto, as described in Section 3.2.2;

(i)   establish the Allowable Overage for each Calendar Year;

(j)   review and provide advice on Clinical Trial designs for each Product;

(k)   if referred by a Party following the JPC’s failure to reach consensus, determine the strategy with regard to the defense against actual or potential allegations of infringement of any Patent Controlled by a Third Party, including the institution of any inter partes review, opposition or other proceeding related to any such Patent;

(l)   establish subcommittees as necessary to conduct the activities set forth in the Strategic Plan, including a Regulatory Sub-Committee, and, as may be determined necessary by the JSC, clinical development sub-committee, a manufacturing sub-committee, and a clinical operations sub-committee (with the expectation that such sub-committees will evolve as required by the status of Development or Commercialization of the Products); and

(m)   such other review, approval, and advisory responsibilities as may be assigned to the JSC under this Agreement.

3.4.4   Decision Making.

(a)   Committee Decision-Making. Decisions by the JSC will be made by unanimous consent of each Party with each Party’s representatives having, collectively, one vote. At any given meeting of any such committee, a quorum will be deemed reached if two voting representatives of each Party present or participating in such meeting. No action taken at any meeting of any such committee will be effective unless there is a quorum at such meeting. Unless otherwise specified in this Agreement, no action will be taken with respect to a matter to be approved by the JSC if the JSC has not reached unanimous consensus.

(b)   Final Decision-Making. Each Party will give due consideration to, and consider in good faith, the recommendations and advice of the JSC regarding the conduct of the activities under the Strategic Plan. The JSC will endeavor in good faith to reach consensus on all decisions, however, if the JSC cannot unanimously agree on a matter to be decided or approved by the JSC, then, except as otherwise set forth in Schedule 6.4.1, the matter may be referred to the Senior Representatives for resolution. If the Senior Representatives cannot reach agreement, then (i) without limiting Akcea’s obligations under Section 3.3, Akcea will have final-decision making authority with respect to (A) matters relating to the Commercialization or Akcea Non-Commercial Activities (other than Pre-Approval Akcea Development Activities) of any Product and Manufacture of the Products for such purposes, including approval of those sections of the Strategic Plan covering Commercialization, Akcea Non-Commercial Activities (other than Pre-Approval Akcea Development Activities), and Manufacturing of the Products for such activities (but not the Commercial Budget), and how to implement the JSC’s recommendations with respect thereto, and (B) matters relating to the strategy with regard to the defense against actual or potential allegations of infringement of any Patent Controlled by a Third Party, including the institution of any inter partes review, opposition, or other proceeding related to any such Patent, and (ii) Ionis will have final-decision making authority with respect to matters relating to the Development (other than Akcea Non-Commercial Activities that are not Pre-Approval Akcea Development Activities) of any Product and the Manufacture of the

Product for such purposes, including approval of those sections of the Strategic Plan covering Development other than Akcea Non-Commercial Activities that are not Pre-Approval Akcea Development Activities (but not the Development Budget) and Manufacturing of the Products for such purposes, and how to implement the JSC’s recommendations with respect thereto.

(c)   Limitations on Decision-Making. Notwithstanding anything to the contrary set forth in this Agreement, a Party may not exercise its final decision-making right to (i) increase the Commercial Budget or Development Budget or the other Party’s Internal Expenses, External Expenses, or obligations under the Strategic Plan, or (ii) increase the other Party’s commitments to a Regulatory Authority; provided, however, that neither Party will unreasonably withhold its consent to an increase in the Commercial Budget or Development Budget that is reasonably necessary to fund the activities contemplated by the most recent Strategic Plan approved by the JSC. In addition, and notwithstanding anything to the contrary set forth in this Agreement, Ionis may not exercise its final decision-making authority with respect to Pre-Approval Akcea Development Activities in a manner that causes or would reasonably be expected to cause Akcea to violate or act in a manner inconsistent with any of Akcea’s standard operating procedures or codes of conduct or Applicable Law. The JSC will solely have the decision-making authority expressly assigned to it under this Agreement, and, notwithstanding anything to the contrary set forth in this Agreement, will not have the authority to make any decision (A) in a manner that excuses a Party from any obligation specifically enumerated under this Agreement, (B) in a manner that negates any consent right or other right specifically allocated to a Party under this Agreement, (C) to resolve any dispute involving the breach or alleged breach of this Agreement or to amend or modify this Agreement or any of the Parties’ respective rights and obligations hereunder, (D) to resolve a matter if the provisions of this Agreement specify that unanimous or mutual agreement of the Parties (and not the JSC) is required for such matter, or (E) in a manner that would require a Party to perform any act that would cause such Party to breach any of its obligations hereunder.

3.4.5   Term of the JSC. Each Party’s obligation to participate in the JSC will continue for the Agreement Term.

3.4.6   Briefing the JSC. At each regularly scheduled meeting of the JSC each Party will provide to the JSC a progress update on each Party’s performance of activities related to each Product under the Strategic Plan, which progress update can take the form of a PowerPoint presentation.

3.4.7   Alliance Managers. Each Party will appoint a representative to act as its alliance manager, which alliance manager will promote the overall health of the relationship between the Parties and oversee the conduct of the Collaboration.

3.4.8   Dispute Resolution. Other than those matters to be approved or determined by the JSC, disputes related to regulatory matters, or as otherwise set forth in Schedule 6.4.1, the Parties will resolve all Disputes related to the Development or Commercialization of the Products in accordance with Section 13.4.

3.4.9   Status Updates to the Ionis Board of Directors. Upon Ionis’ reasonable request, Akcea will present updates to Ionis’ board of directors (and answer any reasonable questions posed by such directors) regarding the status of the Development or Commercialization of the Products, including presenting any proposed Commercial Budget or Development Budget for the upcoming Calendar Year.

Section 3.5   Interactions with, and Submissions to, Regulatory Authorities.

3.5.1   Regulatory Strategy and Communication Management. The Parties will, through the JSC, establish a committee comprised of two members from each of Akcea and Ionis with requisite experience in Regulatory strategy and communications (the “Regulatory Sub-Committee”). The Parties acknowledge that, subject to Section 3.5.6 and Section 3.5.8 (a) Ionis and Akcea will share responsibilities related to devising and implementing regulatory strategy under this Agreement, (b) Akcea will lead all regulatory activities related to Akcea Non-Commercial Activities (other than Pre-Approval Akcea Development Activities), (c) the Party that holds the IND (and the NDA following receipt of Approval for the Product in a country) (the “Regulatory Responsible Party”) for the applicable Product will lead all other regulatory activities for such Product (including with respect to Manufacturing), (d) Ionis will be responsible for filing the NDA, MAA, and other marketing authorization applications with Regulatory Authorities for inotersen until such time as the Parties may agree to transfer such responsibilities to Akcea, and (e) Akcea will be responsible for filing the NDA, MAA, and other marketing authorization applications with Regulatory Authorities for IONIS-TTR-LRx. The Regulatory Sub-Committee will be responsible for determining by mutual agreement:

(a)   The overall regulatory strategy for each of the Products;

(b)   The content of each submission to a Regulatory Authority related to the Products;

(c)   The attendees, roles, and responsibilities of such attendees and strategy for all important interactions with Regulatory Authorities related to the Development and Commercialization of the Products; and

(d)   The strategy and content of all material correspondence with Regulatory Authorities related to the Development and Commercialization of the Products.

3.5.2   Transfer of Regulatory Documentation. No later than 30 days after the receipt of Approval for a Product in a country, unless otherwise agreed by the Parties, Ionis will assign to Akcea all rights, title, and interests in and to each IND and NDA for such Product filed in such country. The date of such transfer will be the “NDA Transfer Date.” After the NDA Transfer Date for a Product in a country, Ionis will transfer to Akcea in accordance with the regulatory plan to be established by the Regulatory Sub-Committee copies (in electronic or other format) of other Regulatory Documentation (including drafts) Controlled by Ionis as of the NDA Transfer Date related to such Product (collectively, with the Regulatory Documentation transferred to Akcea pursuant to this Section 3.5.2 the “Assigned Regulatory Documentation”). Ionis will execute all letters, attestations, forms, confirmatory assignments, and other documentation reasonably requested by Akcea to give effect to the assignment and transfer of INDs, NDAs, and Assigned Regulatory Documentation contemplated by this Section 3.5.2. If any Approval for a Product in a country cannot be transferred to Akcea within such 30 day period, then, to the extent it would be helpful to hasten the Commercialization of such Product in such country, at Akcea’s request, Ionis will appoint Akcea as its exclusive distributor of the applicable Product in such country and grant Akcea the right to appoint sub-distributors until such time as such Approval in such country has been transferred to Akcea, and the Parties will enter into a distribution agreement on reasonable and customary terms to memorialize such appointment.

3.5.3   Submissions to Regulatory Authorities. Subject to Section 3.5.6, the Parties will mutually agree on the content of all important written submissions to Regulatory Authorities for the Products, including INDs, Investigator Brochures, CTDs, and NDAs. The Regulatory Sub-Committee will mutually develop and agree to a detailed plan for coordination and preparation of regulatory filings for market approval for the Products (including establishing responsibilities for provision of all sections of the electronic common technical document (“eCTD”) modules, and plan activity timelines) to accelerate eCTD completion and facilitate rapid completion of regulatory filings to obtain Approval for the Products. Once the Parties mutually agree upon such a plan, each Party will use Commercially Reasonable Efforts to execute its respective tasks and responsibilities under such plan in accordance with the time frames set forth in such plan.

3.5.4   Meetings with Regulatory Authorities. The Parties will mutually agree on the strategy for all meetings with Regulatory Authorities, including pre-IND meetings, end of Phase 2 Clinical Trial meetings, scientific advice in the EU, and the preparatory sessions therefor. The Regulatory Sub-Committee will mutually agree on the attendees for each such meeting (with Ionis having up to three representatives and the goal of equal representation from Akcea and Ionis), each attendee’s role and responsibilities, and the strategy for addressing the issues to be discussed with the Regulatory Authority for each such meeting. In addition, Akcea will promptly disclose to the Regulatory Sub-Committee any planned substantive interactions with a Regulatory Authority in a Major Market reasonably in advance of such interaction to provide the Parties with sufficient time to discuss the strategy with respect to such interaction.

3.5.5   Regulatory Communications for Products. The receiving Party will provide to the other Party for its review all important documents and communications received from Regulatory Authorities in Major Market countries that impact the Development, Commercialization, or potential Approval of Products as soon as reasonably practicable. Akcea and Ionis will mutually agree on the content of all responses to such documents and communications received from any Regulatory Authorities in a Major Market country.

3.5.6   Product Label and Class Generic Claims. The Parties will work collaboratively, and Akcea will lead the effort, to create the label for each Product for submission to Regulatory Authorities, including the proposed label for inotersen and IONIS-TTR-LRx included in each NDA. Akcea will submit any proposed Product label to Ionis for Ionis’ review and comment and the Parties will endeavor to mutually agree on the final label for each Product to be submitted to each Regulatory Authority in each country. If the Parties cannot mutually agree on a Product label, then Akcea will have final decision-making authority with respect thereto, other than with respect to any statement to be included in the proposed label for a Product that Ionis reasonably determines is not supported by the data generated from Clinical Trials of such Product, for which statements Ionis will have final decision-making authority. In addition, to the extent Akcea intends to make any claims in a label or regulatory filing for a Product that are class generic to antisense oligonucleotides, Ionis’ generation 2.0 or 2.5 chemistry platform(s), or Conjugate Technology the Regulatory Sub-Committee will adopt Ionis’ language for such class generic claim in such label or regulatory filing.

3.5.7   Safety Reporting, Pharmacovigilance, and Regulatory Coordination. The Parties acknowledge and agree that Ionis and Akcea will coordinate their respective Development activities for the Products, including with respect to the conduct of all Clinical Trials (including the collection and reporting of adverse events and pharmacovigilance), regulatory activities, and nonclinical and pre-clinical activities.

3.5.8   Disputes Related to Regulatory Matters. If the Parties cannot come to a mutual agreement through the Regulatory Sub-Committee on an issue related to regulatory matters, then the Regulatory Responsible Party for the applicable Product at such time will have the final decision-making authority over such matter, except as otherwise set forth in Section 3.5.6 with respect to decisions regarding the label for a Product and class generic claims included in any regulatory filings for a Product.

Section 3.6   Collaboration Costs. Costs incurred by Ionis or Akcea associated with inotersen or IONIS-TTR-LRx under this Agreement will be handled in accordance with Schedule 6.4.1.

Section 3.7   Subcontracting. Subject to the terms of this Section 3.7, each Party will have the right to engage Third Party subcontractors to perform its obligations under this Agreement. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard nondisclosure agreement consistent with such Party’s standard practices. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights granted to the other Party under this Agreement.

Section 3.8   Manufacturing, Supply and CMC.

3.8.1   Sale of Existing Inotersen Supply. Ionis will sell to Akcea, and Akcea will purchase from Ionis, the commercial and clinical-grade inventory of API and Drug Product for inotersen set forth on the inventory schedule disclosed by Ionis to Akcea via the electronic data room hosted in connection with the transactions contemplated hereunder, in each case, in accordance with a purchase schedule to be mutually agreed by the Parties. The price for such inotersen API and Drug Product is the price equal to Ionis’ Cost of Goods (or, if made by a Third Party, the price Ionis was charged for such material) calculated based on the pricing methodology Ionis uses for its other partners, which cost will be handled in accordance with Schedule 6.4.1. Akcea will take delivery of such material at times to be agreed by the Parties.

3.8.2   Manufacturing Agreements.

(a)   Assignment of Existing CMO Agreements. In accordance with the process and timelines set forth in the Strategic Plan with respect to the applicable Product, Ionis will assign to Akcea any agreements with Ionis’ CMOs for the applicable Product, unless any such agreement with a CMO expressly prohibits such assignment, in which case Ionis will cooperate with Akcea in all reasonable respects to secure the consent of the applicable Third Party to such assignment. If any such consent cannot be obtained with respect to such an agreement with a CMO, then Ionis will facilitate the introduction of Akcea to the applicable CMO and obtain for Akcea substantially all of the practical benefit and burden under such CMO agreement until such time as Akcea is able to enter into its own agreements with one or more CMOs for the supply of the applicable Product sufficient to enable Akcea to comply with its Manufacturing obligations for such Product set forth under this Agreement and the Strategic Plan, including by (i) entering into appropriate and reasonable alternative arrangements on terms agreeable to each of Ionis and Akcea, and (ii) subject to the consent and control of Akcea, enforcing for the account of Akcea, any and all rights of Ionis against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

(b)   Additional Manufacturing Agreements. In connection with Akcea’s selecting and engaging one or more CMOs to perform its Manufacturing obligations set forth in the Strategic Plan with respect to each Product, the Parties will cooperate in good faith to negotiate and execute any agreements with CMOs for the Manufacture of API or Drug Product for use in the Commercialization of a Product and the performance of Akcea Non-Commercial Activities (each such agreement, a “Manufacturing Agreement”). Akcea will have the final decision-making authority regarding the selection of the CMO and the terms of any such Manufacturing Agreement. As between the Parties, Akcea will enter into such Manufacturing Agreements with CMOs. Under each Manufacturing Agreement at Akcea’s election, Ionis will either (i) grant a license to the selected CMO under the Ionis Manufacturing Patents and Ionis Manufacturing and Analytical Know-How to the extent necessary for such CMO to Manufacture Products in such Third Party’s own manufacturing facility, or (ii) permit Akcea to grant a sublicense from Akcea to the selected CMO under the Ionis Manufacturing Patents and Ionis Manufacturing and Analytical Know-How. Each Manufacturing Agreement will include provisions permitting Ionis to elect to have such agreements assigned to Ionis in the event of a termination of this Agreement. Other than in connection with such an assignment upon termination of this Agreement, and except as set forth in the Strategic Plan, Ionis will have no obligations under such Manufacturing Agreements. Prior to execution of any such Manufacturing Agreement, Akcea will provide a copy of any proposed Manufacturing Agreement to Ionis for Ionis’ review and will consider in good faith all comments and recommendations provided by Ionis with respect to such Manufacturing Agreement. Akcea will provide Ionis with a true and complete copy of any Manufacturing Agreement that it enters into with a CMO within 30 days after the execution thereof.

Section 3.9   Ionis Internal Oligonucleotide Safety Database.

3.9.1   Ionis maintains an internal database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Ionis Internal Oligonucleotide Safety Database”). In an effort to maximize understanding of the safety profile and pharmacokinetics of Ionis’ compounds, Akcea will reasonably cooperate in connection with populating the Ionis Internal Oligonucleotide Safety Database. To the extent collected by Akcea and in the form in which Akcea uses/stores such information for its own purposes, Akcea will provide Ionis with information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events, and other safety information related to a Product reasonably promptly following the date such information is available to Akcea (but not later than 90 days after Akcea’s receipt of such information). In connection with any reported serious adverse event, Akcea will provide Ionis all serious adverse event reports, including initial, interim, follow-up, amended, and final reports. In addition, with respect to a Product, Akcea will provide Ionis with copies of annual safety updates filed with each IND and the safety sections of any final Clinical Trial reports within 90 days following the date on which such information is filed or is available to Akcea, as applicable. Furthermore, Akcea will promptly provide Ionis with reasonable supporting data and answers to follow-up questions requested by Ionis. All such information disclosed by Akcea to Ionis will be Akcea Confidential Information; provided, however, that Ionis may disclose any such Akcea Confidential Information to (a) Ionis’ other partners if such information is regarding class generic properties of oligonucleotides pursuant to Section 3.5.6, or (b) any other Third Party, in each case, so long as Ionis does not disclose the identity of a Product or Akcea or any information from which the identity of a Product or Akcea can be derived. Akcea will deliver all such information to Ionis for the Ionis Internal Oligonucleotide Safety Database to:

Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, California 92010
Attention: Head of Drug Safety Monitoring

(or to such other address/contact designated in writing by Ionis). Akcea will also require its Affiliates and Sublicensees to comply with this Section 3.9.

3.9.2   From time to time, Ionis utilizes the information in the Ionis Internal Oligonucleotide Safety Database to conduct analyses to keep Ionis and its partners informed regarding class generic properties of oligonucleotides, including with respect to safety, without compromising the confidential information of the contributing partners. As such, if and when Ionis identifies safety or other related issues that may be relevant to a Product (including any potential class-related toxicity), Ionis will promptly inform Akcea of such issues and, if requested, provide the data supporting Ionis’ conclusions.

3.9.3   During the Agreement Term, Akcea may submit written requests to Ionis for Ionis to run queries of the Ionis Internal Oligonucleotide Safety Database relevant to one or more Products, and Ionis will use Commercially Reasonable Efforts to promptly run such queries and deliver to Akcea the results of such queries. Any information disclosed between the Parties under this Section 3.9.3 will be treated as Confidential Information in accordance with ARTICLE 8.

ARTICLE 4
GRANT OF RIGHTS

Section 4.1   License Grants From Ionis to Akcea. Subject to the terms and conditions of this Agreement, including the conditions and limitations set forth in Section 4.5 below, Ionis hereby grants to Akcea:

4.1.1   an exclusive, world-wide, royalty-bearing license, with the right to grant sublicenses as set forth in Section 4.2 below, under Ionis’ rights in the Ionis Product-Specific Patents, Ionis Product-Specific Know-How, Ionis Core Technology Patents, Ionis Core Technology Know-How, and Joint Patents to Develop, make, have made, use, sell, have sold, offer for sale, import and otherwise Commercialize Products; and

4.1.2   a non-exclusive, world-wide, royalty-bearing license, with the right to grant sublicenses as set forth in Section 4.2 below, under the Ionis Manufacturing Patents and Ionis Manufacturing and Analytical Know-How to Manufacture Products (a) by Akcea in Akcea’s own manufacturing facility, (b) by a CMO previously granted licenses to practice the Ionis Manufacturing Patents, or (c) in the facility of a CMO selected and engaged by Akcea under a Manufacturing Agreement and subsequently granted licenses or sublicenses in accordance with Section 3.8.2(b), as applicable, to practice the Ionis Manufacturing Patents and Ionis Manufacturing and Analytical Know-How.

Section 4.2   Sublicenses. The licenses granted to Akcea under Section 4.1 are sublicensable only in connection with the grant of rights to any Third Party or Affiliate, in each case, for the continued Development and Commercialization of a Product in accordance with the terms of this Agreement. Akcea will not enter any agreement with a Third Party that sublicenses, transfers, grants a security interest in, or otherwise encumbers any of the Products, including the Patents or Know-How licensed to Akcea under this Agreement Covering such Products, in each case, without Ionis’ prior written consent (including with respect to the terms of any such an agreement with a Third Party), such consent not to be unreasonably withheld, delayed, or conditioned. Akcea will provide Ionis with written notice of any Sublicense granted pursuant to this Section 4.2 within 30 days after the execution thereof together with a true and complete copy of any such Sublicense or any other Sublicense entered into by Akcea, subject to Akcea being entitled to make such appropriate redaction for information that does not relate to a Product to the extent not relevant to Ionis’ enforcement of such Sublicense and not reasonably necessary for Ionis to determine Akcea’s compliance with the terms of this Agreement. Notwithstanding the foregoing, Ionis’ consent will not be required for Akcea to enter into a Distribution Agreement with respect to one or more countries outside of the Major Market countries that is consistent with the scope of the licenses granted to Akcea hereunder (with or without packaging rights).

Section 4.3   Enforcing Sublicense Agreements. If Akcea fails to take any action to enforce the applicable terms of a Sublicense granted pursuant to Section 4.2 for a period of 15 days following receipt of written notice of such failure from Ionis, which failure, in Ionis’ good faith determination, could cause a material adverse effect on Ionis or Ionis’ technology, then Akcea hereby grants Ionis the right to enforce such Sublicense terms on Akcea’s behalf and will cooperate with Ionis (which cooperation will be at Akcea’s sole expense and will include Akcea joining any action before a court or administrative body filed by Ionis against such Sublicensee if and to the extent necessary for Ionis to have legal standing before such court or administrative body) in connection with enforcing such terms.

Section 4.4   Effect of Termination on Sublicenses. If this Agreement terminates for any reason, then any Sublicensee will, from the effective date of such termination, automatically become a direct licensee of Ionis with respect to the rights sublicensed to the Sublicensee by Akcea; so long as (a) such Sublicensee is not in breach of its Sublicense, (b) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Akcea, and (c) such Sublicensee agrees to pay directly to Ionis such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Akcea. Akcea agrees that it will confirm clause (a) of the foregoing in writing at the request and for the benefit of Ionis and if requested, the Sublicensee.

Section 4.5   License Limitations; Retained Rights.

4.5.1   The licenses granted under this ARTICLE 4 are subject to and limited by the (a) Prior Agreements, (b) Existing In-License Agreements, and (c) Future In-License Agreements, in each case ((a) – (c)), to the extent the provisions of such obligations or agreements have been specifically disclosed to Akcea in writing (or via electronic data room).

4.5.2   All rights in and to Ionis Licensed Technology not expressly licensed to Akcea under this Agreement are hereby retained by Ionis or its Affiliates. All rights in and to Akcea Technology not expressly licensed to Ionis under this Agreement are hereby retained by Akcea or its Affiliates. In addition, notwithstanding the exclusive licenses granted under this ARTICLE 4, Ionis retains the right to: (a) perform any activities pursuant to the Prior Agreements as in effect on the Effective Date; and (b) grant licenses to any Third Party under the Ionis Core Technology Patents to (i) conduct pre-clinical research, or (ii) enable such Third Party to Manufacture or formulate oligonucleotides, where such Third Party is primarily engaged in providing contract manufacturing or services and is not primarily engaged in drug discovery, development, or commercialization of therapeutics.

Section 4.6   Technology Transfer.

4.6.1   Ionis Know-How. Ionis will promptly deliver to Akcea or one or more designated Affiliates all Know-How in Ionis’ possession related to the Products that has not previously been provided to Akcea for use solely in accordance with the licenses granted to Akcea under Section 4.1.1 and Section 4.1.2.

4.6.2   Ionis Manufacturing and Analytical Know-How. Ionis will promptly deliver to Akcea or one or more designated Affiliates or any mutually agreed upon Third Party CMOs all Ionis Manufacturing and Analytical Know-How in Ionis’ Control relating to the Products that is necessary for the exercise by Akcea, its Affiliates, or a Third Party of the Manufacturing rights granted to Akcea under Section 4.1.2, in each case, solely for use by Akcea, its Affiliates, or a Third Party acting on Akcea’s behalf under a Manufacturing Agreement (or an agreement with a Third party CMO assigned by Ionis to Akcea) to Manufacture API or Drug Product (including any mutually agreed upon contract manufacturers). Upon Akcea’s request, and provided such request is consistent with the supply chain strategy set forth in the Strategic Plan, Ionis will provide Ionis personnel to transfer such Manufacturing and Analytical Know-How under this Section 4.6.2 to any Third Party Manufacturing API or Drug Product on Akcea’s behalf solely to enable such Third Party to Manufacture API or Drug Product in accordance with the terms of this Agreement.

Section 4.7   No Implied License. Except as expressly provided in this Agreement no Party will be deemed by estoppel or implication to have granted to the other Party any license or other right with respect to any intellectual property.

Section 4.8   License to Ionis under Akcea Collaboration Technology. Subject to the terms and conditions of this Agreement (including Ionis’ exclusivity covenants under Section 5.1.2 and without limiting the licenses granted to Akcea under Section 4.1), Akcea hereby grants Ionis a fully-paid, royalty-free, irrevocable, worldwide, non-exclusive, sublicensable license under any Akcea Collaboration Technology to Develop, Manufacture, have Manufactured, and Commercialize products that include an oligonucleotide as an active pharmaceutical ingredient, other than a Competing Product.

ARTICLE 5
EXCLUSIVITY COVENANTS

Section 5.1   Exclusivity; Limitations.

5.1.1   Akcea’s Exclusivity Covenants. Akcea, its Affiliates, and its Sublicensees will not work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to the Development or Commercialization of any product (including an ASO) that (a) is a Competing Product, or (b) is reasonably expected to decrease the market share for a Product and treats or is intended to treat transthyretin amyloidosis or any other Indication for which a Product is being Developed or Commercialized under this Agreement, in each case ((a) and (b)), until, on a Product-by-Product and country-by-country basis, the expiration of the last Valid Claims in an Ionis Patent Covering a Product in a country.

5.1.2   Ionis’ Exclusivity Covenants. Except in the exercise of its retained rights under Section 4.5.2 or the exercise of its right in accordance with the last sentence of this Section 5.1.2, Ionis, its Affiliates, and its Sublicensees will not practice any Ionis Licensed Technology or Joint Patents or grant any license to any Third

Party to practice any Ionis Licensed Technology or Joint Patents to Develop or Commercialize any Competing Product until, on a Product-by-Product and country-by-country basis, the expiration of the last Valid Claims in an Ionis Patent Covering a Product in such a country. Notwithstanding the foregoing, if Ionis alleges that Akcea has materially breached its obligations under Section 3.3 and Akcea disputes the occurrence of such a material breach and submits such dispute for resolution pursuant to Section 13.4, then, during the pendency of such dispute in any country in which this Section 5.1.2 applies, Ionis, its Affiliates, and its Sublicensees may practice the Ionis Licensed Technology and Joint Patents and grant licenses to Third Parties to practice the Ionis Licensed Technology and Joint Patents, in each case, to Develop (but not Commercialize) any Competing Product.

5.1.3   Pre-Existing Competitive Programs of an Acquirer. If, at any time during the Agreement Term, a Change of Control of a Party occurs involving a Person that, at the time of the completion of such Change of Control, is Developing or Commercializing a product that would violate the terms of Section 5.1.1 or Section 5.1.2, as applicable (such pre-existing competitive product, a “Pre-Existing Competing Product,”), then such Party shall not be deemed in breach of its obligations under Section 5.1.1 or Section 5.1.2, as applicable, with respect to such Pre-Existing Competing Product (and the restrictions set forth therein will not apply to such Pre-Existing Competing Products); provided that, following such Change of Control, such acquired Party will separate its Development and Commercialization activities under this Agreement from its development and commercialization activities relating to such Pre-Existing Competing Product (“Competing Activities”) and such Party will, and (if applicable) will cause the acquiring Affiliate to, (a) establish separate teams to conduct Development activities under this Agreement and development activities related to such Pre-Existing Competing Product, (b) prevent any Know-How that is Confidential Information relating to the Development or Commercialization of the applicable Product from being disclosed to, or used by, individuals performing such Competing Activities, and (c) not use or reference any Know-How that is Confidential Information or conduct any activities Covered by any Patents, in each case, Controlled by the Party involved in the Change of Control or the acquisition or its Affiliates prior to the effective date of the Change of Control or the acquisition, as applicable, in the development, manufacture, or commercialization of the Pre-Existing Competing Product.

ARTICLE 6
FINANCIAL PROVISIONS

Section 6.1   Up-Front Fee. In partial consideration for the licenses granted under Section 4.1, on the Effective Date, Akcea will pay to Ionis an up-front fee equal to $150,000,000 through the issuance of Akcea common stock in accordance with the terms of the Stock Purchase Agreement.

Section 6.2   Inotersen Commercialization Funding. To support Commercialization of inotersen and IONIS-TTR-LRx, in addition to the Akcea common stock issued to Ionis under Section 6.1, on the Effective Date, Ionis will purchase $200,000,000 of Akcea common stock in cash in accordance with the terms of the Stock Purchase Agreement.

Section 6.3   Milestone Payments.

6.3.1   Milestone Payments for Achievement of Regulatory Milestone Events by inotersen. Akcea will pay to Ionis the Regulatory Milestone Payments set forth in Table 6.3.1 below when Akcea, its Affiliates, or its Sublicensees first achieve a Regulatory Milestone Event listed in Table 6.3.1 for inotersen.

Table 6.3.1 – inotersen Regulatory Milestones
Inotersen Milestone Event	Milestone Payment
NDA Approval of inotersen in the U.S.	$50M
MAA Approval of inotersen in the EU	$40M
JNDA Approval of inotersen in Japan	$20M

6.3.2   Milestone Payments for Achievement of Regulatory Milestone Events by IONIS-TTR-LRx. Akcea will pay to Ionis the Regulatory Milestone Payments set forth in Table 6.3.2 below when Akcea, its Affiliates, or its Sublicensees first achieve a Regulatory Milestone Event listed in Table 6.3.2 for IONIS-TTR-LRx.

Table 6.3.2 - IONIS-TTR-LRx Regulatory Milestones
IONIS-TTR-LRx Milestone Event	Milestone Payment
Acceptance of Filing for IONIS-TTR-LRx in the U.S.	$20M
Acceptance of Filing for IONIS-TTR-LRx in the EU	$15M
NDA Approval of IONIS-TTR-LRx in the U.S.	$50M
MAA Approval of IONIS-TTR-LRx in the EU	$40M
JNDA Approval of IONIS-TTR-LRx in Japan	$20M

6.3.3   Payment for Achievement of Regulatory Milestone Events. Akcea will notify Ionis promptly upon achievement of a Regulatory Milestone Event, and will pay to Ionis the applicable Milestone Payment within 45 days after the date of achievement of such Regulatory Milestone Event. Each Regulatory Milestone Payment shall be payable no more than one time.

6.3.4   Milestone Payments for First Achievement of Sales Milestone Event. Akcea will pay to Ionis the milestone payments set forth in Table 6.3.4 below (each, a “Sales Milestone Payment” and, together with the Regulatory Milestone Payments, the “Milestone Payments”) when any combination of Akcea, its Affiliates, or its Sublicensees first achieve a sales milestone event set forth in Table 6.3.4 (each, a “Sales Milestone Event” and, together with the Regulatory Milestone Events, the “Milestone Events”). Notwithstanding the definition of “Net Sales,” for the purposes of this Section 6.3.4, “Net Sales” will includes sales of the Products by Sublicensees as determined in accordance with GAAP and reported by such Sublicensees to Akcea.

Table 6.3.4 – Sales Milestones
Sales Milestone Event	Sales Milestone Payment
$400M in aggregate worldwide Net Sales of Products in a Calendar Year	$50M
$750M in aggregate worldwide Net Sales of Products in a Calendar Year	$75M
$1B in aggregate worldwide Net Sales of Products in a Calendar Year	$100M
$1.5B in aggregate worldwide Net Sales of Products in a Calendar Year	$150M
$2B in aggregate worldwide Net Sales of Products in a Calendar Year	$200M
$3B in aggregate worldwide Net Sales of Products in a Calendar Year	$300M
$4B in aggregate worldwide Net Sales of Products in a Calendar Year	$400M

6.3.5   Payment for Achievement of Sales Milestone Events. A Sales Milestone Payment for a Sales Milestone Event will be considered earned and accrued under this Agreement once the applicable requisite amount of aggregate worldwide Net Sales of all Products added together (including all Net Sales of Products made by any Sublicensee) achieves the applicable Sales Milestone Event set forth in Table 6.3.4 above in the applicable Calendar Year. Akcea will notify Ionis of the achievement of a Sales Milestone Event as soon as reasonably practicable after Akcea becomes aware of such achievement (but no later than 15 days after the end of the Calendar Quarter in which such Sales Milestone Event is achieved). Except as otherwise set forth in Section 6.3.7(d) below, Akcea will pay each Sales Milestone Payment for a Sales Milestone Event within 10 days after the date on which Akcea notifies Ionis of the achievement of such Sales Milestone Event. Each Sales Milestone Payment shall be payable no more than one time.

6.3.6   Further Assurances. If (i) Akcea elects to or is required to make any Milestone Payment in shares of Akcea common stock pursuant to this Section 6.3 and (ii) the number of shares of Akcea common stock required to pay for such Milestone Payment exceeds the number of shares of Akcea common stock that is authorized pursuant to its certificate of incorporation less the sum of the number of shares of common stock outstanding and the number of shares otherwise reserved for issuance, then:

(a)   Akcea will use its reasonable efforts to amend its certificate of incorporation to sufficiently increase the number of authorized shares of Akcea common stock to pay such Milestone Payment in shares of Akcea common stock;

(b)   Ionis will vote in favor of any stockholder approval sought by Akcea to amend Akcea’s certificate of incorporation in accordance with the foregoing; and

(c)   provided that Akcea is in compliance with clause (a) above, Akcea’s obligation to make such Milestone Payment shall be suspended until such time as such amendment occurs and such shares become available for issuance.

6.3.7   Payment Mechanics for Milestone Payments.

(a)   Milestone Payments Are Not Expenses. Milestone Payments will not be considered “Expenses” for purposes of the Profit/Loss Share.

(b)   Milestone Payment Election Notices. Akcea may elect, at its option, to pay any Milestone Payment in cash or Akcea common stock at fair market value by providing written notice of such election (each, a “Payment Election Notice”) to Ionis within 15 days after the date on which Akcea, its Affiliates, or its Sublicensees achieve such Milestone Event. If Akcea’s Payment Election Notice indicates that Akcea elects to pay a particular Milestone Payment in cash, then Ionis will have the right, by providing written notice to Akcea within 15 days after Ionis’ receipt of such Payment Election Notice, to require Akcea to pay such Milestone Payment to Ionis through the issuance of Akcea common stock rather than cash. If Akcea does not deliver a Payment Election Notice to Ionis with respect to a particular Milestone Payment within 15 days after the date of achievement of such Milestone Event, then subject to Section 6.3.7(d), Akcea will be deemed to have elected to pay, and will pay, the applicable Milestone Payment in Akcea common stock. Notwithstanding any provision to the contrary in this Section 6.3.7(b), once any combination of Akcea, its Affiliates, or Sublicensees has achieved the “$750M in aggregate worldwide Annual Net Sales of Products” Sales Milestone Event, then Akcea will pay all subsequent Milestone Payments for achievement of any Milestone Event in cash.

(c)   Payments in Stock. For any Milestone Payment to be paid to Ionis in Akcea common stock rather than cash, the price of such common stock will be the trailing 20 trading day average measured from the date on which Akcea provides notice to Ionis of the achievement of the corresponding Milestone Event and Akcea will issue to Ionis common stock pursuant to a stock purchase agreement consistent with the Stock Purchase Agreement, with appropriate modifications for the circumstance.

(d)   Limitation on Sales Milestone Payments. Akcea will not be required to pay more than two Sales Milestone Payments for the achievement of Sales Milestone Events earned in any single Calendar Year. Akcea will pay to Ionis any Sales Milestone Payment due for the achievement of a Sales Milestone Event that is unpaid in the Calendar Year in which it is earned and accrued as a result of the payment limitation set forth in the foregoing sentence by March 31st of the subsequent Calendar Year. For example, if, in Calendar Year 2020, the “$400M in aggregate worldwide Net Sales of Products in a Calendar Year” Sales Milestone Event is achieved on March 1, 2020, the “$750M in aggregate worldwide Net Sales of Products in a Calendar Year” Sales Milestone Event is achieved on June 1, 2020, and the “$1B in aggregate worldwide Net Sales of Products in a Calendar Year” Sales Milestone Event is achieved on August 1, 2020, then Akcea will pay to Ionis the $50M Sales Milestone Payment no later than April 25, 2020, the $75M Sales Milestone Payment no later than July 25, 2020, and the $100M Sales Milestone Payment no later than March 31, 2021.

Section 6.4   Profit Sharing for Products Sold by Akcea and its Affiliates.

6.4.1   Profit Sharing. The Parties will share all Net Profits or Losses (as applicable) for each Product in accordance with the Profit/Loss Share as further specified in Schedule 6.4.1, which will govern each Party’s rights and obligations with respect to Net Profits or Losses relating to each Product. Schedule 6.4.1 sets forth the procedures for monthly and quarterly reporting of actual results and review and discussion of potential discrepancies, quarterly reconciliation, reasonable forecasting, and other finance and accounting matters.

6.4.2   Ionis’ Right to Terminate Profit Sharing on a Change of Control of Akcea. Ionis will have the right to terminate the Profit/Loss Share and replace such profit and loss sharing with the alternative royalty provisions set forth on Schedule 6.4.2 by providing written notice to Akcea of such election within 90 days following the closing of a Change of Control of Akcea. If Ionis does not provide such written notice to Akcea within 90 days following the closing of a Change of Control of Akcea, then the Parties will continue to share Net Profits or Losses for each Product in accordance the Profit/Loss Share as set forth in Section 6.4.1 and on Schedule 6.4.1.

Section 6.5   Third Party Payment Obligations. Akcea will be responsible for, and will pay for, all Third Party Obligations that arise from Akcea’s practice of in-licensed technology necessary to Commercialize a Product, including any royalty payable under the GSK Agreement. Any amounts paid by Akcea to a Third Party in accordance with this Section 6.5 will be considered “Expenses” for purposes of the Profit/Loss Share. If any Third Party Obligations arise under any Existing In-License Agreement or Future In-License Agreement with respect to which a Party is a party that benefit the Product and one or more other products, then such Party’s board of directors will determine a pro rata portion of such payment that will be considered “Expenses” for purposes of the Profit/Loss Share, which pro rata portion will be calculated based on the number of products with respect to which such payment obligations arise. If the other Party disagrees with such allocation, then such matter will be resolved by Expedited Arbitration.

Section 6.6   Mode of Payment. All payments under this Agreement will be (a) payable in full in U.S. dollars, regardless of the country(ies) in which sales are made, (b) made by wire transfer of immediately available funds to an account designated by Ionis in writing, and (c) non-creditable, irrevocable, and non-refundable. Whenever for the purposes of calculating any payment due under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two Business Days before the beginning of such month and ending two Business Days before the end of such month.

Section 6.7   Records Retention. Akcea (and Ionis with respect to its Expenses reported to Akcea for calculating Profit Share Payments) will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with GAAP, consistently applied), complete and accurate records pertaining to Net Sales, Profit Share Payments (including underlying data), Sublicense Revenue, and any other payment due pursuant to this ARTICLE 6 for the longer of (i) seven years after the year in which such Net Sales, Profit Share Payment, Sublicense Revenue, or any other payment due pursuant to this ARTICLE 6 arose, or (ii) such period of time required by Applicable Law, and in sufficient detail to permit Ionis to confirm the accuracy of the Net Sales, Profit Share Payment, or Sublicense Revenue paid by Akcea hereunder.

Section 6.8   Audits and Interim Reviews. Either Party will have the right to request that an independent certified public accountant selected by it (but excluding its own accountant) and reasonably acceptable to the other Party perform an audit, not more than once in any four consecutive Calendar Quarters during the Agreement Term, but including one post-termination audit and, if any such audit results in a material restatement of records (i.e., a discrepancy of 5% or more for any Calendar Year), such Party will be permitted an additional examination within such four-quarter period, of the other Party’s books of accounts covering the preceding three-year period for the sole purpose of verifying compliance with the payment provisions of this Agreement. Such audits will be conducted at the expense of the requesting Party at reasonable times during regular business hours and upon at least 20 Business Days’ prior notice. Audit results will be shared with both Parties, subject to ARTICLE 8 (Confidentiality); provided, however, that the accounting firm may not disclose copies of the audited Party’s books of accounts (or excerpts thereof) to the other Party. Any accounting firm conducting such an audit will enter into a confidentiality agreement with both Parties containing restrictions substantially similar to the confidentiality provisions of ARTICLE 8 (Confidentiality) limiting the disclosure and use of information contained in such books and records for the purposes expressly permitted by this Section 6.8. Any inspection or audit pursuant to this Section 6.8 will be at the expense of the Party initiating the audit; provided, however, that if the Party’s accountants reasonably determine that Net Profits or Losses have been understated or Expenses have been overstated by an amount equal to or greater than 5%, for any Calendar Year, then the audited Party will pay the reasonable fees of such accountants for such audit, in addition to remitting the Net Profits or refund of Net Losses, Expenses with interest thereon computed in accordance with Section 6.11.

Section 6.9   Taxes.

6.9.1   Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

6.9.2   Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to lawfully avoid or reduce tax withholding or similar obligations in respect of payments made by Akcea to Ionis under this Agreement. To the extent Akcea is required to deduct and withhold taxes, interest, or penalties on any payment, Akcea will pay the amounts of such taxes to the proper governmental authority for the account of Ionis and remit the net amount to Ionis in a timely manner. Akcea will promptly furnish Ionis with proof of payment of such taxes. If documentation is necessary in order to secure an exemption from, or a reduction in, any withholding taxes, then the Parties will provide such documentation to the extent they are entitled to do so.

6.9.3   Tax Cooperation. Ionis will provide Akcea with any and all tax forms that may be reasonably necessary in order for Akcea to lawfully not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Following Akcea’s timely receipt of such tax forms from Ionis, Akcea will not withhold tax or will withhold tax at a reduced rate under the applicable bilateral income tax treaty, if appropriate under Applicable Law. Ionis will provide any such tax forms to Akcea upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to determine if any taxes are applicable to payments under this Agreement and to enable the recovery, as permitted by Applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 6.9.

6.9.4   The provisions of this Section 6.9 are to be read in conjunction with the provisions of Section 13.1.

Section 6.10   Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country will be paid to Ionis in the country in local currency by deposit in a local bank designated by Ionis, unless the Parties otherwise agree.

Section 6.11   Interest. If Akcea fails to make any payment due to Ionis under this Agreement by the deadline specified in this ARTICLE 6, then interest will accrue on a daily basis thereafter at an annual rate equal to 1.0% above the then-applicable prime commercial lending rate of Citibank, N.A. San Francisco, California, or at the maximum rate permitted by Applicable Law, whichever is lower, and any such interest will not be considered “Expenses” for purposes of the Profit/Loss Share.

ARTICLE 7
PRESS RELEASES AND PUBLICATIONS

Section 7.1   Press Releases; Public Disclosure. The Parties will agree upon and issue as joint press releases all releases or public disclosures under this Agreement related to (a) this Agreement, or (b) any of the Products (including any discussion of clinical data related to a Product). Akcea and Ionis will agree on talking points and a communication plan with respect to the Commercialization of the Products and the commercial potential thereof to be used in communications to customers, specialty pharmacies, physicians, regulatory authorities, patient advocacy groups, and clinical study investigators, and each Party will make all such communications to such entities in accordance with such talking points and communication plan and will not make any statement related to the Commercialization of the Products or the commercial potential thereof, in each case, that is inconsistent with such talking points and communication plan. In addition, Akcea will not disclose any material clinical data or commercial information related to a Product without first informing Ionis’ Vice President, Corporate Communications and the JSC that it plans to so disclose such data or information at least 48 hours prior to any planned disclosure of such data or information. Notwithstanding the foregoing, each Party may make disclosures permitted by, and in accordance with, ARTICLE 8. The contents of any announcement or similar publicity can be re-released by either Party without a requirement for re-approval so long as the information in such announcement remains true and correct as of the time of such re-release.

7.1.1   Significant Events. Each Party will immediately notify the other Party of any event that is material to the Development, Manufacture, or Commercialization of a Product including any starting/stopping of a Clinical Trial, any Clinical Hold, clinical data or results, material regulatory discussions, submission of any NDA, MAA, or JNDA, receipt of Approval, or a material change in Akcea’s sales projections (each a “Significant Event”) so the Parties may analyze the need for or desirability of publicly disclosing or reporting such event. In all such cases, the Parties will mutually agree on a communications strategy for such Significant Event and will make any such disclosure in accordance with Section 7.1.

7.1.2   Scientific or Clinical Presentations. The Parties agree to use Commercially Reasonable Efforts to control public scientific disclosures of results of the Development activities under this Agreement with respect to the Products to prevent any potential adverse effect of any premature public disclosure of such results. The Parties will establish a procedure for publication review and each Party will first submit to the other Party through the Joint Patent Committee an early draft of all such publications or presentations, whether they are to be presented orally or in written form.

7.1.3   Acknowledgment. Akcea will acknowledge in any press release, public presentation, or publication regarding a Product that such Product is under license from Ionis and Ionis’ stock ticker symbol (e.g., Nasdaq: IONS). Ionis may include any Product in Ionis’ drug pipeline. To the extent permitted by Applicable Law, Akcea will prominently include the words “Discovered by Ionis Pharmaceuticals” in relevant scientific, medical and other Product-related communications to the extent such communications address the research, discovery or commercialization of a Product. Notwithstanding the foregoing, Akcea shall have no obligation to include such attribution language in any of the following: (a) communications or materials where such inclusion would be prohibited by Applicable Law or applicable Third Party institutional, corporate, or other policies; (b) communications that Akcea does not control, such as publications with non-Akcea lead authors; or (c) materials primarily focused on or directed to patients, or other materials in which Akcea branding is not prominently featured, provided that, in each case, Akcea will use reasonable efforts to have such attribution language included in any such communication, consistent with the efforts that Akcea uses to have statements regarding its own contributions to the Product included in such communication.

7.1.4   Not Limiting; No Conflict. With respect to communications by Akcea, this ARTICLE 7 will not modify or amend any separate agreement between Ionis and Akcea regarding public communications. In case of a conflict between this ARTICLE 7 and such other agreement, the stricter standard will apply.

ARTICLE 8
CONFIDENTIALITY

Section 8.1   Disclosure and Use Restriction. Each Party agrees that, for so long as this Agreement is in effect and for a period of five years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information, (b) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information, (c) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (d) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

Section 8.2   Authorized Disclosure. To the extent that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

(a)   filing or prosecuting patent applications in accordance with this Agreement;

(b)   communicating with Regulatory Authorities as necessary for the Development or Commercialization of a Product in a country, in accordance with this Agreement and as required in connection with any filing, application, or request for Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)   prosecuting or defending litigation;

(d)   complying with Applicable Laws and regulations (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (i) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (ii) such disclosure is made in accordance with Section 8.3 or Section 8.4 as applicable;

(e)   disclosure, in connection with the exercise of its rights and performance of its obligations under this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential and actual Sublicensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors, or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this ARTICLE 8; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this ARTICLE 8 to treat such Confidential Information as required under this ARTICLE 8; and

(f)   in the case of Akcea, its Affiliates, and its Sublicensees, use and disclosure of Ionis Know-How in the ordinary course of the exercise of the rights and licenses and performance of its obligations under this Agreement.

If Confidential Information is disclosed in accordance with this Section 8.2, then such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Section 8.3 and Section 8.4, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) through (d) of this Section 8.2 prior to making such disclosure to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

Section 8.3   Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided, however, that, unless legally prohibited from doing so, the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit, or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information that it is advised by counsel is legally required whether or not a protective order or other similar order that is obtained by the Disclosing Party.

Section 8.4   Securities Filings. If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document that describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, then the Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five Business Days prior to such filing. In such case such Party will seek to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and such Party will only disclose Confidential Information that it is advised by counsel is legally required to be disclosed. No such notice will be required under this Section 8.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

ARTICLE 9
PATENTS

Section 9.1   Joint Patent Committee

9.1.1   The Parties will establish a joint patent committee that will serve as the primary contact and forum for discussion between the Parties with respect to intellectual property matters arising under this Agreement (the “Joint Patent Committee” or “JPC”), and the Parties will cooperate with respect to the activities set forth in this ARTICLE 9. The JPC will discuss the strategy with regard to (a) prosecution, maintenance, defense, and enforcement of Ionis Product-Specific Patents and Joint Product-Specific Patents that are licensed to Akcea under Section 4.1 in connection with a Product, (b) defense against actual or potential allegations of infringement of any Patent Controlled by a Third Party, including the institution of any inter partes review, opposition, or other proceeding related to any such Patent, and (c) licenses to Third Party Patents or Know-How. Each Party will promptly disclose to the JPC in writing, and will cause its Affiliates to so disclose, the discovery, development, invention, or creation of any Joint Patents. The JPC will also be responsible for identifying new inventions related to Products, determining the inventorship thereof in accordance with United States patent law, and setting a filing strategy for such inventions. Except with respect to the defense of a Third Party Claim that is the subject of indemnification pursuant to Section 11.1, if the JPC cannot reach consensus regarding the strategy with regard to a matter referred to in clause (b), then either Party may refer such matter to the JSC for resolution. With respect to the defense of a Third Party Claim that is the subject of indemnification pursuant to Section 11.1, the Indemnifying Party will control the defense of such Third Party Claim as provided in Section 11.3.

9.1.2   The JPC will be comprised of an equal number of members from each Party. The Joint Patent Committee will meet as often as agreed by them (and at least semi-Annually), to discuss matters arising out of the activities set forth in this ARTICLE 9. The JPC will determine the JPC operating procedures at its first meeting, including the JPC’s policies for replacement of JPC members, and the location of meetings, which operating procedures will be codified in the written minutes of the first JPC meeting. If either Party deems it reasonably advisable, then the Parties will enter into a mutually agreeable common interest agreement covering the intellectual property matters contemplated by this Agreement.

Section 9.2   Prosecution and Maintenance of Patents.

9.2.1   Patents Owned or Controlled by a Party. Except as otherwise expressly set forth in Section 9.2.2, Section 9.2.3, or Section 9.2.5, each Party will have the right, at its cost and expense and at its discretion, to file, prosecute, maintain, and enforce throughout the world any Patents Controlled by such Party.

9.2.2   Ionis First Right. Ionis will have the first right, at its cost and expense and at its discretion, to file, prosecute, maintain, and enforce throughout the world the (a) Ionis Core Technology Patents, (b) Ionis Manufacturing Patents, (c) Joint Core Technology Patents, and (d) until completion of the first Phase 1 Clinical Trial for IONIS-TTR-LRx, the Ionis Product-Specific Patents Covering IONIS-TTR-LRx that do not also Cover inotersen. To the extent it has not already done so in a country where Ionis has filed other Ionis Core Technology Patents or Ionis Product-Specific Patents, Ionis will use Commercially Reasonable Efforts to file a continuation or divisional (or the foreign equivalent) of a patent application related to PCT/US14/036463 and prosecute such continuation or divisional application in a manner that renders it an Ionis Product-Specific Patent, which Akcea will have the first right to prosecute and maintain such patent application pursuant to Section 9.2.3.

9.2.3   Product-Specific Patents. Except as otherwise expressly set forth in Section 9.2.2 and Section 9.2.5, Akcea, either directly or through its Affiliates and Sublicensees, will have the first right, at its expense, to file, prosecute, and maintain throughout the world all Product-Specific Patents. Until such time that Akcea hires in-house patent counsel or engages outside patent counsel, Ionis will provide to Akcea patent management services under the Services Agreement, including preparation and prosecution of all Product-Specific Patents world-wide and management of outside patent counsel world-wide. After Akcea retains its own patent counsel, Akcea will provide Ionis with an update of the filing, prosecution, and maintenance status for each such Product-Specific Patent on a periodic basis and will reasonably consult with and cooperate with Ionis with respect to the preparation, filing, prosecution, and maintenance of such Product-Specific Patents, including providing Ionis with drafts of material filings in sufficient time to allow Ionis’ review and comment before such filings are due. Akcea or its outside counsel will provide to Ionis copies of any material papers relating to the filing, prosecution, and maintenance of such Product-Specific Patents promptly upon their being filed or received. If Akcea determines that it is not commercially reasonable to continue prosecuting or maintaining particular applications or patents within such Product-Specific Patents in selected jurisdictions, then Akcea may cease such efforts (in which case the terms of Section 9.2.5 will apply).

9.2.4   Notice of Disputes. Each Party will notify the other Party within a reasonable period of time if any action, suit, claim, dispute, or proceeding concerning the Ionis Product-Specific Patents licensed hereunder or any other Product-Specific Patents, or a Product has been initiated, in each case, that would have a material adverse effect on the licenses granted by Ionis to Akcea under this Agreement, or that would have a material adverse effect on or would materially impair a Party’s rights under this Agreement, if determined adversely to a Party. Any information communicated pursuant to this Section 9.2.4 will be treated as Confidential Information subject to the terms of ARTICLE 8.

9.2.5   Discontinued Patents. If the Party responsible for prosecution and maintenance of the Product-Specific Patents under Section 9.2.2 or Section 9.2.3, as applicable (the “Prosecuting Party”) elects to not pursue or continue the filing, prosecution, or maintenance of any particular applications or patents, or subject matter included in the Product-Specific Patents in any jurisdiction (a “Discontinued Patent”), then the Prosecuting Party will give as much advance written notice as reasonably practicable (but in no event less than 30 days or, in the case of an applicable impending deadline, 45 days prior to such deadline) to the other Party of any decision not to pursue or continue such preparation, filing, prosecution, or maintenance. In such case, the other Party may elect to continue preparation, filing, prosecution, or maintenance of such Discontinued Patent in the applicable jurisdiction at its expense and such Party will become the Prosecuting Party with respect to such Discontinued Patent in such jurisdiction. The Party that is discontinuing the prosecution or maintenance of a Discontinued Patent will execute such documents and perform such acts as may be reasonably necessary for the other Party to continue prosecution or maintenance of the applicable Discontinued Patent in the applicable jurisdiction. If a Party that continues the prosecution and maintenance of a Discontinued Patent wishes to cease prosecution, then such Party does not need to provide notice to the Party that originally decided to discontinue prosecution of such Product-Specific Patent.

9.2.6   Cooperation. Each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the Product-Specific Patents and Joint Core Technology Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such responsible Party, to file, prosecute, and maintain such Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

Section 9.3   Enforcement of Patents.

9.3.1   Notification of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation, or threatened infringement by a Third Party with respect to any Product-Specific Patents or Ionis Core Technology Patent by reason of the Development, Manufacture, use, or Commercialization of a Competing Product (“Competitive Infringement”), then such Party will promptly notify the other Party in writing (and in any event within 10 days for cases of Competitive Infringement under Section 9.3.7) and will provide such other Party with available evidence of such Competitive Infringement.

9.3.2   Product-Specific Patents. Akcea will have the first right, but not the obligation, at Akcea’s expense, to enforce the Product-Specific Patents against any such Competitive Infringement or to defend against any challenge to the validity, scope, or enforceability of a Product-Specific Patent, including any opposition or inter partes review proceeding against any Product-Specific Patent. If Ionis requests that Akcea take action to enforce any Product-Specific Patent against a Competitive Infringement, and Akcea believes that it is not commercially appropriate to take such actions, then the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such infringement to end in a commercially appropriate manner. If Akcea brings an action to enforce a Product-Specific Patent against a Competitive Infringement, then Ionis as the owner of such Product-Specific Patent, will be permitted to join the litigation with respect thereto and any communications between the Parties will be governed by the common interest privilege.

9.3.3   Ionis Core Technology Patents. If the Parties learn that a Third Party is infringing one or more Valid Claims of an Ionis Core Technology Patent or Joint Core Technology Patent by selling a Competing Product (including any Competitive Infringement) and such infringement is likely to have a material adverse effect on the Product, then Ionis will have the sole right, but not the obligation, at Ionis’ expense, to enforce the Ionis Core Technology Patents or Joint Core Technology Patent against any such Competitive Infringement. If Akcea requests that Ionis take action to enforce any Ionis Core Technology Patent or Joint Core Technology Patent against a Competitive Infringement, and Ionis believes that it is not commercially appropriate to take such actions, then the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such infringement to end in a commercially appropriate manner.

9.3.4   Cooperation. The Party not enforcing the applicable Patent against a Competitive Infringement or not defending the applicable Patent against any challenge to the validity, scope, or enforceability thereof (including in any opposition or inter partes review proceeding), in each case, will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours in deposition and at trial, and joining the action as a named party to the extent necessary to allow the enforcing or defending Party to bring or maintain the action or establish damages. Subject to Section 11.3, each Party will provide similar cooperation to the other Party in furtherance of the execution of any strategy determined in accordance with Section 3.4 or Section 9.1 (as applicable) with respect to the defense against actual or potential allegations of infringement of any Patent Controlled by a Third Party, including the institution of any inter partes review, opposition, or other proceeding related to any such Patent. If any Third Party asserts in writing or in any legal proceeding that any of the Ionis Patents are unenforceable based on any term or condition of this Agreement, then the Parties shall amend this Agreement as may reasonably be required to effect the original intent of the Parties, including to preserve the enforceability of such Ionis Patents.

9.3.5   Recovery. Any damages or other monetary awards recovered with respect to any action contemplated by this Section 9.3 will be shared as follows:

(a)   the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses) and any costs and expenses of either Party with respect to any such action will be included in Commercialization Costs for the purpose of calculating Net Profits or Losses; and

(b)   any remaining proceeds will be treated as Net Profit.

9.3.6   Settlement. Notwithstanding anything to the contrary under this ARTICLE 9, neither Party may enter a settlement, consent judgment, or other voluntary final disposition of a suit under this ARTICLE 9 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Controlled by the other Party without first obtaining the written consent of the Party that Controls the relevant Patent.

9.3.7   35 USC 271(e)(2) Infringement. Notwithstanding anything to the contrary in this Section 9.3, solely with respect to the Patents licensed to Akcea under this Agreement for a Competitive Infringement under 35 USC 271(e)(2), the time period set forth in Section 9.3.1 during which a Party will have the initial right to bring a proceeding will be shortened to a total of 25 days, so that, to the extent the other Party has the right pursuant to Section 9.3.1 to initiate a proceeding against such a Competitive Infringement if the first Party does not initiate such a proceeding within 25 days after such first Party’s receipt of written notice of such Competitive Infringement, such other Party will have such right.

Section 9.4   Future In-License Agreements.

9.4.1   Notice of Third Party Patents and Know-How. Each Party will notify the other Party if either Party becomes aware of Third Party Patents or Know-How that it believes are necessary or reasonably useful to Develop, Manufacture, or Commercialize a Product.

9.4.2   Approval of Future In-Licenses. Either Party may request that the other Party approve the acquisition of rights (whether by license or otherwise) with respect to a Third Party’s Patents or Know-How, as applicable, for use in the Development, Manufacture, and Commercialization of Products pursuant to this Agreement. If Ionis is the requesting Party and Akcea provides such approval, then Ionis may enter into an agreement to acquire such rights, and upon its execution such agreement will become a Future In-License Agreement for purposes of this Agreement, the Patents and Know-How acquired or licensed thereunder will become Controlled by Ionis and licensed or sublicensed (as applicable) to Akcea under this Agreement, and amounts payable to the Third Party in consideration for such acquisition of rights will be Third Party Obligations for purposes of this Agreement and will be included in Expenses for the purpose of the Profit/Loss Share in accordance with Section 6.5. Similarly, if Akcea is the requesting Party and Ionis provides such approval, then Akcea may enter into an agreement to acquire such rights, and may include any amounts payable to such Third Party in consideration of the acquisition of such rights in Expenses for the purposes of the Profit/Loss Share.

9.4.3   Non-Approval. If the non-requesting Party does not approve the requesting Party’s acquisition of such rights to any such Patents or Know-How Controlled by a Third Party, then, the other Party may enter into an agreement to acquire such rights (whether by license, or otherwise). However, if Ionis was the requesting Party and Akcea did not approve Ionis’ acquisition of such rights, then upon the execution of such an agreement, such agreement will not become a Future In-License Agreement, the Patents and Know-How acquired or licensed thereunder will not be Controlled by Ionis for purposes of this Agreement, and will not be licensed to Akcea under this Agreement, and amounts payable by Ionis to the Third Party will not be Third Party Obligations included in Expenses for the purpose of the Profit/Loss Share. Similarly, if Akcea is the requesting Party and Ionis did not provide such approval, then Akcea may enter into an agreement to acquire such rights, but may not include any amounts payable to such Third Party pursuant to such agreement in Expenses for the purposes of the Profit/Loss Share.

Section 9.5   Patent Listing. During the Agreement Term, Akcea will promptly, accurately, and completely list with the applicable Regulatory Authorities all applicable Patents that Cover a Product. Prior to such listings, the Parties will meet, to evaluate and identify all applicable Patents (through the Joint Patent Committee), and Akcea will have the right to review, where reasonable, original records relating to any invention for which Patents are being considered by the Joint Patent Committee for any such listing. Notwithstanding the preceding sentence, Akcea will retain final decision-making authority as to the listing of all applicable Product-Specific Patents that are not Ionis Core Technology Patents or Ionis Manufacturing Patents.

Section 9.6   Joint Research Agreement under the Leahy-Smith America Invents Act. Notwithstanding anything to the contrary in this ARTICLE 9, neither Party will have the right to make an election under 35 U.S.C. § 102(c) of the Leahy-Smith America Invents Act when exercising its rights under this ARTICLE 9 without the prior written consent of the other Party, which consent will not be unreasonably withheld. With respect to any such permitted election, each Party will use reasonable efforts to cooperate and coordinate their activities with the other Party with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

Section 9.7   Patent Term Extension. The Parties will cooperate with each other in gaining patent term extension of the optimal patent licensed under this Agreement, wherever applicable to a Product.

Section 9.8   Rights in Bankruptcy. All rights and licenses granted under this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 10
TERM AND TERMINATION

Section 10.1   This Agreement will take effect automatically without further action of either Party upon the Effective Date; provided, however, that Section 3.1, Section 3.4, Section 3.5, ARTICLE 8, ARTICLE 9, this Section 10.1, Section 10.3.1, ARTICLE 11, ARTICLE 12, and ARTICLE 13 will each become binding and effective as of the Execution Date.

Section 10.2   Agreement Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 10, will continue in full force and effect until the expiration of all payment obligations under this Agreement with respect to the last Product (or Product) in all countries. The period from the Effective Date until the date of expiration or earlier termination of this Agreement pursuant to this ARTICLE 10 is the “Agreement Term.”

Section 10.3   Termination of the Agreement.

10.3.1   Termination Prior to the Effective Date. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein be abandoned at any time prior to the Effective Date:

(a)   by mutual written consent of Akcea and Ionis;

(b)   by either Akcea or Ionis:

(i)	if the Effective Date shall not have occurred on or prior to June 30, 2018; or
(ii)	if any governmental authority having jurisdiction over Akcea or Ionis shall have enacted, issued, promulgated, enforced, or entered any Applicable Law or taken any other material action that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions;

(c)   by Akcea, upon a material breach of this Agreement by Ionis, provided, however that if such breach is capable of being cured within 90 days from the date Ionis is notified in writing by Akcea of such breach, then Akcea may not terminate this Agreement during such 90-day period or following such date if such breach is cured at or prior to such date; or

(d)   by Ionis, upon a material breach of this Agreement by Akcea, provided, however that if such breach is capable of being cured within 90 days from the date Akcea is notified in writing by Ionis of such breach, then Ionis may not terminate this Agreement during such 90-day period or following such date if such breach is cured at or prior to such date.

If this Agreement is terminated under this Section 10.3.1 prior to the Effective Date, then, within 15 days after the date of such termination, the Parties will mutually agree on a transition plan to promptly affect the orderly transition to Ionis of all inotersen activities being performed by Akcea in a manner intended to support inotersen launch. Each Party will execute, acknowledge, and deliver such further instruments (including any assignments and other documents), and do all such other acts, as may be necessary or appropriate to carry out the orderly transition of inotersen activities from Akcea to Ionis described in this provision. This last paragraph of this Section 10.3.1 will survive any termination of this Agreement under this Section 10.3.1.

10.3.2 Akcea’s Termination for Convenience. At any time following the Effective Date Akcea may terminate this Agreement in its entirety by providing 90 days written notice to Ionis of such termination.

10.3.3 Termination for Material Breach

(a)   Akcea’s Right to Terminate. At any time following the Effective Date, if Akcea believes that Ionis is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts under Section 3.3, a breach of which is governed by Section 10.3.4 below), then Akcea may deliver notice of such material breach to Ionis. If the breach is curable, then Ionis will have 90 days to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within 30 days following such notice), which cure period may be extended for an additional 90-day period if such breach cannot be cured in the initial 90 day cure period and Ionis commences actions to cure such default within such initial 90 day period and thereafter uses diligent efforts with respect to the cure thereof. If Ionis fails to cure such breach within the 90-day, 180-day, or 30-day period (as applicable), or if the breach is not subject to cure, then Akcea may terminate this Agreement by providing written notice to Ionis.

(b)   Ionis’ Right to Terminate. At any time following the Effective Date, if Ionis believes that Akcea is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts to Develop and Commercialize a Product under Section 3.3, which is governed by Section 10.3.4 below), then Ionis may deliver notice of such material breach to Akcea. If the breach is curable, then Akcea will have 90 days to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within 30 days following such notice), which cure period may be extended for an additional 90 day period if such breach cannot be cured in the initial 90-day cure period and Akcea commences actions to cure such default within such initial 90-day period and thereafter uses diligent efforts with respect to the cure thereof. If Akcea fails to cure such breach within the 90-day, 180-day, or 30-day period (as applicable), or if the breach is not subject to cure, then Ionis may terminate this Agreement by providing written notice to Akcea.

10.3.4 Remedies for Failure to Use Commercially Reasonable Efforts.

(a)   At any time following the Effective Date, if Ionis, in Akcea’s reasonable determination, fails to perform its obligations under Section 3.3, then Akcea will notify Ionis and, within 30 days thereafter, Ionis and Akcea will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to Ionis’ failure to perform its obligations under Section 3.3. Following such a meeting, if Ionis fails to use Commercially Reasonable Efforts to conduct the mutually agreed cure plan, then Akcea will have the right to terminate this Agreement by providing written notice to Ionis.

(b)   At any time following the Effective Date, if Akcea, in Ionis’ reasonable determination, fails to perform its obligations under Section 3.3, then Ionis will notify Akcea and, within 30 days thereafter, Ionis and Akcea will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable cure plan to address any outstanding issues related to Akcea’s failure to perform under Section 3.3. Following such a meeting, if Akcea fails to use Commercially Reasonable Efforts as contemplated by the mutually agreeable cure plan, then Ionis will have the right, at its sole discretion, to terminate this Agreement in its entirety; provided, however, that, in the case where Ionis has the right to terminate this Agreement due to Akcea’s failure to perform its obligations under Section 3.3 with respect to inotersen, if, at such time, (i) a First Commercial Sale of IONIS-TTR-LRx has occurred in a Major Market, and (ii) Akcea diligently performs its obligations under a Product transition plan that has been agreed by the Parties pursuant to which Akcea will transition its Commercialization efforts away from Commercialization of inotersen to focus on the Commercialization of IONIS-TTR-LRx, then Ionis may not terminate this Agreement with respect to such failure.

10.3.5 Termination for Patent Challenge. Ionis may terminate this Agreement if Akcea or its Affiliates disputes, or actively assists any Third Party to dispute, the validity of any Ionis Patents licensed to Akcea hereunder in a patent re-examination, inter-partes review, post grant, or other patent-office proceeding, opposition, litigation, or other court proceeding and, within 30 days after written notice from Ionis, Akcea fails to rescind any and all of such actions, provided however that, nothing in this clause prevents Akcea or its Affiliates from taking any of the actions referred to in this clause and provided further that Ionis will not have the right to terminate if Akcea or its Affiliates:

(a)   takes any such action as described above as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order, including asserting invalidity as a defense in any court proceeding brought by Ionis or its Affiliates asserting infringement of an Ionis Patent licensed to Akcea hereunder; or

(b)   acquires a Third Party that has an existing challenge, whether in a court or administrative proceeding, against an Ionis Patent licensed to Akcea hereunder; or

(c)   licenses a product for which Ionis has an existing challenge, whether in a court or administrative proceeding, against an Ionis Patent licensed to Akcea hereunder.

10.3.6 Disputes Regarding Material Breach. Notwithstanding anything to the contrary set forth in this Agreement, if the Party that has been alleged pursuant to Section 10.3.1, Section 10.3.3, Section 10.3.4, or Section 10.3.5 to be in breach of this Agreement or otherwise to have triggered a termination right for the other Party (the “Breaching Party” and the other Party, the “Non-Breaching Party”) disputes in good faith the existence, materiality, or failure to cure of any such breach or condition, and provides notice to the Non-Breaching Party of such dispute within the initial applicable day cure period, then the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 10.3.1, Section 10.3.3, Section 10.3.4, or Section 10.3.5 (as applicable) unless and until it has been determined in accordance with Section 13.4 that the Breaching Party has materially breached this Agreement (or such other condition of termination has occurred) and failed to cure such breach or condition within 90 days following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder, including satisfying any payment obligations.

10.3.7 Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; (b) proposes a written agreement of composition or extension of substantially all of its debts; (c) is served with an involuntary petition against it filed in any insolvency proceeding and such petition is not be dismissed within 90 days after the filing thereof; (d) proposes or is party to any dissolution or liquidation; or (e) makes an assignment of substantially all of its assets for the benefit of creditors (each of items (a) through (e), an “Insolvency Event”); provided, however, that Ionis will not have the right to terminate this Agreement pursuant to this Section 10.3.7 in the case where Akcea is the Party that is the subject of an Insolvency Event and such Insolvency Event was caused by Ionis.

Section 10.4 Consequences of Termination of this Agreement.

10.4.1 Consequences of Termination of this Agreement. If this Agreement is terminated by a Party in accordance with Sections 10.3.2, 10.3.3, 10.3.4, 10.3.5, or 10.3.7, in each case, in its entirety at any time and for any reason, then the following terms will apply to any such termination:

(a)   Licenses. The licenses granted by Ionis to Akcea under this Agreement will terminate and Akcea, its Affiliates, and its Sublicensees will cease selling Products.

(b)   Return of Information and Materials. The Parties will return (or destroy, as directed by the other Party) all data, files, records, and other materials containing or comprising the other Party’s Confidential Information. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.

(c)   Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement. For purposes of clarification, Milestone Payments accrue as of the date of achievement of the applicable Milestone Event, even if the payment is not due at that time.

(d)   Survival. The following provisions of this Agreement will survive the expiration or earlier termination of this Agreement: Section 4.4 (Effect of Termination on Sublicenses); Section 4.8 (License to Ionis under Akcea Collaboration Technology); Section 6.7 (Records Retention); Section 6.8 (Audits and Interim Reviews); ARTICLE 8 (Confidentiality); Section 9.8 (Rights in Bankruptcy); Section 10.4 (Consequences of Termination of this Agreement); ARTICLE 11 (Indemnification and Insurance); Section 13.3 (Governing Law); Section 13.4 (Dispute Resolution); Section 13.6 (Notices); Section 13.9 (Entire Agreement); Section 13.11 (Interpretation); Section 13.12 (Third Party Beneficiaries); and Appendix 1 (to the extent definitions are embodied in the foregoing listed Articles and Sections).

10.4.2 Special Consequences of Certain Terminations. If Ionis terminates this Agreement under Section 10.3.3(b) (Ionis’ Right to Terminate for Material Breach), Section 10.3.4(b) (Ionis’ Right to Terminate for Failure to Use Commercially Reasonable Efforts), Section 10.3.5 (Termination for Patent Challenge), or Section 10.3.7 (Termination for Insolvency), then, in addition to the terms set forth in Section 10.4.1, the following additional terms will also apply:

(a)   Akcea will and hereby does grant to Ionis a sublicensable, worldwide, non-exclusive license or sublicense, as the case may be, under all Akcea Technology Controlled by Akcea as of the effective date of such termination that Covers the Products solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import, and otherwise Commercialize the Products;

(b)   Akcea will transfer to Ionis for use with respect to the Development and Commercialization of the Products, any Know-How, data, results, regulatory information, Regulatory Documentation (including the IND and all regulatory approvals), and files in the possession of and Controlled by Akcea as of the effective date of such termination that relate to such Products, and any other information or material delivered to Akcea pursuant to Section 4.6;

(c)   Akcea will provide Ionis with copies of any internal or external market research reports and other market research documentation, including any meeting minutes and meeting materials from any meetings Akcea had with focus groups and payors regarding the Products;

(d)   Akcea will grant to Ionis a non-exclusive, royalty-free, fully paid up license under any trademarks that are specific to any Product solely for use with such Product; provided, however, that in no event will Akcea have any obligation to license to Ionis any trademarks used by Akcea both in connection with a Product and in connection with the sale of any other Akcea product or service, including any Akcea- or Akcea-formative marks;

(e)   Akcea will pay the final invoice of all outstanding Expenses accrued by Ionis prior to the effective date of termination within 45 days of receipt thereof;

(f)   Upon Ionis’ written request pursuant to a mutually agreed supply agreement, Akcea will sell to Ionis any bulk API and Drug Product in Akcea’s possession and Control related to the Products at the time of such termination, at a price equal to Akcea’s Cost of Goods therefor;

(g)   Ionis may request Akcea to conduct (or cause to be conducted by Akcea’s CMO) a technology transfer to Ionis (or Ionis’ designated Third Party supplier) of any technology, information, and data reasonably related to Akcea’s or such CMO’s Manufacturing and supply of API or Drug Product for the Products, and if so requested, Akcea will conduct (or cause to be conducted by Akcea’s CMO) such a technology transfer at no cost to Ionis, and Akcea will (or will cause Akcea’s CMO to) continue to (i) provide reasonable support and cooperation with Ionis’ regulatory filings and interactions with Regulatory Authorities related to the Manufacture of API or Drug Product by Akcea or such CMO Akcea’s or such CMO’s API or Drug Product Manufacturing (including any required inspections), and (ii) supply (or cause to be supplied by Akcea’s CMO) API or Drug Product to Ionis, at a price equal to Akcea’s Cost of Goods at the time such material was Manufactured, until such time as Ionis is able to identify and contract with a suitable Third Party API or Drug Product manufacturer, such period not to exceed 36 months; and

(h)   Post-Termination Transition Activities. The Parties wish to provide a mechanism to ensure that patients who were being treated with a Product prior to such termination or who desire access to such Product can continue to have access to such Product while the regulatory and commercial responsibilities for the Product are transitioned from Akcea to Ionis. As such, Ionis may request Akcea perform transition activities that are necessary or useful to (i) transition Akcea’s Commercialization activities to Ionis to minimize disruption to sales of such Products, (ii) provide patients with continued access to the applicable Products, (iii) enable Ionis (or Ionis’ designee) to assume and execute the responsibilities under all Approvals and ongoing Clinical Trials for the applicable Product, and (4) ensure long-term continuity of supply for the Products, which will include some or all of the categories of services and deliverables listed on Schedule 10.4.2(h) as reasonably requested by Ionis (collectively, the “Post-Termination Transition Activities”). Akcea will use Commercially Reasonable Efforts to perform such Post-Termination Transition Activities in accordance with the Termination Transition Plan for the periods set forth in Schedule 10.4.2(h), or such longer periods of time as Akcea and Ionis may agree. In furtherance of the foregoing:

(i)	Ionis may elect to have Akcea perform the Post-Termination Transition Activities by providing written notice to Akcea no later than 60 days following the effective date of termination of this Agreement. If Ionis so requests Post-Termination Transition Activities, then, without limiting the provisions of Section 10.4.2, the Parties will mutually agree upon a transition plan for Akcea to perform the Post-Termination Transition Activities including delivery and transition dates for such activities (the “Termination Transition Plan”). In addition, the Parties will establish a transition committee consisting of at least each Party’s Alliance Managers, a representative from each Party’s chemistry, manufacturing, and controls (CMC) group who was responsible for the Products prior to termination of this Agreement, and up to two additional representatives from each Party who are from other relevant functional groups to facilitate a smooth transition. While Akcea is providing Post-Termination Transition Activities under the Termination Transition Plan, Akcea and Ionis will agree on talking points and a communication plan to customers, specialty pharmacies, physicians, regulatory authorities, patient advocacy groups, and clinical study investigators, and Akcea will make all such communications to such entities in accordance with such talking points and communication plan.
(ii)	Ionis will pay Akcea’s internal costs to perform the Post-Termination Transition Activities in accordance with the Termination Transition Plan, calculated using the same methodology as Akcea used to calculate such expenses for such Product in its most recently audited financial statements prior to the termination date. In addition, Ionis will reimburse Akcea’s out-of-pocket costs to perform such Post-Termination Transition Activities. Ionis will own all revenue derived from the Products after the effective date of termination of this Agreement and Akcea will remit all such revenues to Ionis no later than 45 days after the end of the month in which such revenue was received.

ARTICLE 11
INDEMNIFICATION and INSURANCE

Section 11.1   Indemnification.

11.1.1 By Akcea. Akcea will indemnify, defend, and hold harmless Ionis and its Affiliates, and its or their respective directors, officers, employees and agents (each, an “Ionis Indemnitee”), from and against any and all liabilities, damages, losses, costs, including the reasonable fees of attorneys and other professionals (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings, or demands arising from or related to:

(a)    the gross negligence, recklessness, or willful misconduct of Akcea, its Affiliates, or its or Sublicensees and its or their respective directors, officers, employees, and agents, in connection with Akcea’s performance of its obligations or exercise of its rights under this Agreement; or

(b)    Development, Commercialization, and Manufacturing activities that are conducted by or on behalf of Akcea or its Affiliates or Sublicensees, including handling, storage, manufacture, and sale by or on behalf of Akcea or its Affiliates or Sublicensees of any Products for the purpose of conducting Development or Commercialization by or on behalf of Akcea or its Affiliates or Sublicensees; or any breach of any representation or warranty or express covenant made by Akcea in this Agreement; or

(c)    any breach of any representation, warranty, or covenant made by Akcea in this Agreement;

except, in each case above, to the extent such Losses are subject to indemnification by Ionis pursuant to Section 11.1.2.

11.1.2 By Ionis. Ionis will indemnify, defend, and hold harmless Akcea and its Affiliates, and its or their respective directors, officers, employees and agents (each, an “Akcea Indemnitee”), from and against any and all Losses arising out of or resulting from any and all Third Party suits, claims, actions, proceedings, or demands arising from or related to:

(a)    the gross negligence, recklessness, or willful misconduct of Ionis, its Affiliates or licensees (other than Akcea) and its or their respective directors, officers, employees, and agents, in connection with Ionis’ performance of its obligations or exercise of its rights under this Agreement;

(b)    Development, Manufacturing, and Commercialization activities that are conducted by or on behalf of Ionis or its Affiliates or licensees (other than Akcea), including handling, storage, manufacture, and sale by or on behalf of Ionis or its Affiliates or licensees (other than Akcea) of any Products for the purpose of conducting Development or Commercialization by or on behalf of Ionis or its Affiliates or licensees (other than Akcea); or

(c)    any breach of any representation or warranty or express covenant made by Ionis in this Agreement;

except, in each case above, to the extent such Losses are subject to indemnification by Akcea pursuant to Section 11.1.1.

Section 11.2   Losses as Expenses. Except as otherwise set forth in Section 6 of Schedule 6.4.1 with respect to a Third Party Infringement Claim, any Losses that are subject to indemnification pursuant to Section 11.1 that arise from the Development, Manufacture, or Commercialization of any Product (including product liability and intellectual property infringement claims) will be treated as Expenses for the purposes of the Profit/Loss Share, except solely to the extent such Losses arise from a Party’s breach of this Agreement, violation of Applicable Law, gross negligence, or willful misconduct, in which case such Party will fully bear such Losses and may not include such Losses in Expenses for the purpose of the Profit/Loss Share. The indemnification obligations of each Party set forth in Section 11.1.1 and Section 11.1.2 will exclude any Losses to the extent that the Indemnitee has already been reimbursed for such damages by virtue of the inclusion of such Losses in Expenses prior to receiving indemnification therefor by the Indemnifying Party. Notwithstanding anything to the contrary set forth in this Agreement, with respect to Third Party Infringement Claims filed by a Third Party within 18 months after the First Commercial Sale of a Product, 89% of any damages awarded as a final judgment by a court of competent jurisdiction will be treated as “Expenses” hereunder and the remaining 11% will be paid solely by Ionis.

Section 11.3   Indemnification Procedure. In the event of any claim, suit, proceeding, or action of a Third Party (a “Third Party Claim”) giving rise to an indemnification obligation under this ARTICLE 11, the person or entity entitled to indemnification under this ARTICLE 11 (individually, an “Indemnitee”), will promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”), in writing of the Third Party Claim (it being understood and agreed, however, that the failure by an Indemnitee to give notice of a Third Party Claim as provided in this Section 11.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). The Indemnifying Party will manage and control, at its sole expense, the defense of the claim and its settlement, and all such expenses of such defense and any settlement will be considered “Expenses” for purposes of the Profit/Loss Share (except to the extent such expenses arise from the Indemnifying Party’s breach of this Agreement (or any other agreement between the Parties), violation of Applicable Law, gross negligence, or willful misconduct). Within 30 days after delivery of such notification the Indemnifying Party may, upon written notice to the Indemnitee, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnitee. The Indemnitee may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnitee reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnitee have conflicting interests with respect to such Third Party Claim, then the Indemnifying Party will be responsible for the reasonable fees and expenses of counsel to the Indemnitee solely in connection therewith (and any such reasonable fees and expenses of counsel will be considered “Expenses” for purposes of the Profit/Loss Share except to the extent the Third Party Claim arises from the Indemnitee’s breach of this Agreement (or any other agreement between the Parties), violation of Applicable Law, gross negligence, or willful misconduct). Notwithstanding anything to the contrary set forth in this Agreement, in no event will the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties. If the Indemnifying Party does not assume control of the defense of the Third Party Claim within 30 days after delivery of Indemnitee’s notice of such claim and request for indemnification, then the Indemnitee(s) may defend such Third Party Claim. Each Party will keep the other Party advised of the status of such Third Party Claim and the defense thereof, and the Indemnifying Party will consider recommendations made by the other Party with respect thereto. If the Indemnifying Party assumes control of the defense of the Third Party Claim, then the Indemnifying Party will not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee without the prior written consent of the Indemnitee. The Indemnifying Party will not be obligated to indemnify the Indemnitee(s) for any Third Party Claim settled by the Indemnitee(s) without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld.

Section 11.4   Insurance. Each Party will maintain at its sole expense, a liability insurance program (including clinical trials and product liability insurance) consistent with products that are at the stage of development as the Products licensed under this Agreement to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto.

Section 11.5   LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT WITH RESPECT TO (I) A PARTY’S BREACH OF Section 5.1, ARTICLE 8, OR Section 12.1, (II) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 11.1, (III) CLAIMS ARISING OUT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT UNDER THIS AGREEMENT, OR (IV) IONIS’ BREACH OF Section 12.2(a), Section 12.2(b), OR SECTION 12.3.3: NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12
REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 12.1   Representations and Warranties of the Parties. The Parties hereby represent and warrant, as of the Execution Date and the Effective Date, to the other Party that: (a) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (b) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity; and (c) it has all necessary consents, approvals, and authorizations of all government or regulatory bodies and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

Section 12.2   Ionis Representations and Warranties. Ionis hereby represents and warrants (and where specified to the best of its knowledge, means to the best of the knowledge of Ionis’ executive officers) to Akcea that, as of (i) the Execution Date and, (ii) other than any matters set forth in a letter from Ionis to Akcea dated as of the Effective Date, the Effective Date:

(a)   It has sufficient legal or beneficial title and ownership or right to license (or sublicense as the case may be) with respect to the Ionis Patents as is necessary to fulfill its obligations under this Agreement and to grant the licenses (or sublicenses as the case may be) to Akcea pursuant to this Agreement.

(b)   To the best of its knowledge, no actions, suits, claims, disputes, or proceedings concerning the Ionis Patents licensed hereunder are currently pending or are threatened in writing, that if determined adversely to Ionis would have an adverse effect on Ionis’ ability to grant the licenses (or sublicenses as the case may be) to Akcea, or perform its obligations, under this Agreement, or that would have an adverse effect on or would impair Akcea’s right to practice under the licenses (or sublicenses as the case may be) granted under this Agreement by Ionis to Akcea.

(c)   All employees and contractors of Ionis that are inventors of any of the inventions claimed in the Ionis Product-Specific Patents and that have performed Development or Manufacturing activities with respect to any Product Development on behalf of Ionis have entered into written agreements pursuant to which such Persons are obligated to assign all rights, title, and interests in and to any such inventions developed by them, whether or not patentable, to Ionis or such Affiliate, respectively, as the sole owner thereof.

(d)   To the best of its knowledge, there are no additional licenses (beyond those granted to Akcea under this Agreement) under any intellectual property owned or Controlled by Ionis or its Affiliates that would be required in order for Akcea to Develop, Manufacture, or Commercialize a Product.

(e)   The Ionis Licensed Technology constitutes all of the Patents and Know-How Controlled by Ionis that are necessary to Develop, Manufacture, and Commercialize the Products as contemplated under this Agreement. Ionis has not previously assigned, transferred, conveyed, or otherwise encumbered its rights, title, or interests in or to the Ionis Licensed Technology in a manner that conflicts with any rights granted to Akcea hereunder with respect to the Products.

(f)   Appendix 2 (Ionis Core Technology Patents), Appendix 3 (Ionis Product Specific Patents), and Appendix 4 (Ionis Manufacturing Patents), set forth true, correct, and complete lists of all Ionis Core Technology Patents, all Ionis Product-Specific Patents, and Ionis Manufacturing and Patents, respectively, and indicates whether each such Patent is owned by Ionis or licensed by Ionis from a Third Party and if so, identifies the licensor or sublicensor from which the Patent is licensed. Ionis Controls such Patents and is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Patents that it purports to grant to Akcea under this Agreement.

(g)   To the best of its knowledge, (i) there is no fact or circumstance known by Ionis that would cause Ionis to reasonably conclude that any Ionis Product-Specific Patent is invalid or un-enforceable; (ii) there is no fact or circumstance known by Ionis that would cause Ionis to reasonably conclude the inventorship of each Ionis Product-Specific Patent is not properly identified on each patent; and (iii) all official fees, maintenance fees, and annuities for the Ionis Product-Specific Patents have been paid and all administrative procedures with governmental agencies have been completed. None of the Ionis Product-Specific Patents is currently involved in any interference, reissue, re-examination, inter partes review, cancellation, or opposition proceeding and neither Ionis, nor any of its Affiliates, has received any written notice from any Person or has knowledge of such actual or threatened proceeding.

(h)   Ionis has set forth on Appendix 5 (Existing In-License Agreements) a true, correct, and complete lists of all agreements pursuant to which a Third Party has granted Ionis a sublicensable license under any Know-How or Patents that is necessary to Develop, Manufacture, or Commercialize the Products, and all such Patents and Know-How are Controlled by Ionis and included in the Ionis Licensed Technology. All Existing In-License Agreements are in full force and effect, and Ionis has provided Akcea with true and complete copies of each such Existing In-License Agreement and all amendments thereto. Neither Ionis nor, to the best its knowledge, the counterparty to an Existing In-License Agreement is in default with respect to a material obligation under such Existing In-License Agreement, and neither such party has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under any Existing In-License Agreement.

(i)   To the best of its knowledge, except as otherwise disclosed by Ionis to Akcea via the electronic data room hosted in connection with the transactions contemplated hereunder, no issued patent or published patent application owned by a Third Party will be infringed by the Development, Manufacture (as manufactured by Ionis at its facility), or Commercialization of the Products as contemplated by this Agreement (assuming with respect to such published patent application, that such application issues with the claims existing in such application as of the Effective Date), and Ionis and its Affiliates have not misappropriated any Third Party’s Know-How in the course of the Development and Manufacture of the Products.

(j)   All INDs, NDAs, and other material regulatory submissions made with any Regulatory Authority relating to the Development, Manufacture, marketing, distribution, or sale of the Products are set forth in the electronic data room. Except as otherwise disclosed by Ionis to Akcea via the electronic data room hosted in connection with the transactions contemplated hereunder, neither Ionis nor any of its Affiliates or licensees has received any written notice or allegation from any Regulatory Authority regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any Applicable Law, or (ii) any actual, proposed, or potential revocation, withdrawal, suspension, cancellation, termination, or modification of any regulatory filing for the Products, and to Ionis’ knowledge there is no reasonable basis for any such notice or allegation.

(k)   All Development of the Products has been conducted, in all material respects, in accordance with all Applicable Law. There is no legal proceeding pending or, to Ionis’ knowledge, threatened, by any Regulatory Authority to suspend, investigate, or terminate Development of any Product.

(l)   To the best of its knowledge, true, complete and correct copies of all material information with respect to the safety and efficacy of the Products have been provided to Akcea.

Section 12.3   Covenants of Ionis. From and after the Execution Date through the expiration or earlier termination of this Agreement, Ionis hereby covenants to Akcea that, except as expressly permitted under this Agreement:

12.3.1 Updates to Appendixes. Upon Akcea’s request, Ionis will promptly update Appendix 2 (Ionis Core Technology Patents), Appendix 3 (Ionis Product-Specific Patents), and Appendix 4 (Ionis Manufacturing Patents) and submit such amended Appendixes to Akcea.

12.3.2 In-Licenses. Ionis will not, and will cause its Affiliates not to amend, modify, terminate, or waive any rights under any Existing In-License Agreement or Future In-License Agreement in a manner that would adversely affect Akcea’s rights or obligations under this Agreement without Akcea’s prior written consent. Ionis will not, and will cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause or result in the termination of any Existing In-License Agreement or Future In-License Agreement in its entirety or with respect to any rights under such agreement for which such termination would adversely affect Akcea’s rights or obligations under this Agreement. Ionis will notify Akcea in writing within one Business Day after any such termination of any Existing In-License Agreement or Future In-License Agreement.

12.3.3 Conflicting Agreements. Ionis will not enter into any agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case, that restricts, limits, encumbers, or conflicts with the rights granted to Akcea under this Agreement.

12.3.4 Assignment of Inventions. All employees and contractors of Ionis performing Development activities hereunder on behalf of Ionis will be obligated to assign all rights, title, and interests in and to any inventions developed by them, whether or not patentable, to Ionis or such Affiliate, respectively, as the sole owner thereof.

Section 12.4   DISCLAIMER OF WARRANTY. NEITHER PARTY WARRANTS THAT ANY PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12, AKCEA AND IONIS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND AKCEA AND IONIS EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 13
MISCELLANEOUS

Section 13.1   Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations, and interests of such Party, in whole or in part, without the other Party’s consent, to (a) any of its Affiliates, (b) any purchaser of all or substantially all of its business or assets to which this Agreement relates, or (c) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction; provided, if Akcea or any of its Affiliates or Sublicensees transfers or assigns this Agreement or a Sublicense to one of its Affiliates that is incorporated in a jurisdiction that does not have a Bilateral Income Tax Treaty with the United States or in a jurisdiction where a Bilateral Income Tax Treaty requires withholding taxes on any payment described in this Agreement, then Akcea (or such Affiliate or Sublicensee), will increase (i.e., “gross up”) any payment due Ionis under ARTICLE 6 for the Incremental Tax Cost such that Ionis receives the amount Ionis would have otherwise received under ARTICLE 6 but for such transfer or assignment. In addition, Ionis may assign or transfer its rights to receive payments under this Agreement (but, subject to any right that Akcea may have under Applicable Law), without Akcea’s consent, to an Affiliate, or to a Third Party in connection with a payment factoring transaction. Any purported assignment or transfer made in contravention of this Section 13.1 will be null, void, and of no legal effect.

The “Incremental Tax Cost” shall equal the amount of IRC Sec 901 (or successor provision) foreign withholding taxes withheld under ARTICLE 6 in each year in which such tax is paid and Ionis cannot obtain a corresponding cash benefit from the foreign tax credit, grossed up by the applicable withholding tax rate based on a payment to a United States Person (unless the actual applicable treaty is lower, in which case the lower withholding tax rate shall be used) to equal the pre withholding tax payment.

To the extent Ionis utilizes a foreign tax credit or claims a deduction in any year with respect to the taxes withheld in any year, Ionis will refund to Akcea an amount equal to (i) 100% of the foreign tax credit utilized or (ii) the benefit realized by Ionis resulting from the deduction, which benefit will be calculated as the sum of (1) the amount claimed as a deduction multiplied by the highest marginal statutory federal corporate tax rate applicable to Ionis; plus (2) any state tax benefit of the deduction claimed by Ionis. To assist Akcea in determining when a refund is due from Ionis pursuant to the foregoing sentence, beginning with the first annual tax return for the year in which Akcea pays Ionis an increased (i.e., “gross up”) payment under this Section 13.1, and each year thereafter (including, for clarity, all years in which Ionis utilizes a tax credit or claims a deduction for any foreign tax that is withheld), Ionis will provide Akcea with tax documentation reasonably required and requested by Akcea and, in years in which Ionis utilizes the federal foreign tax credit, supporting documentation for such credit. Notwithstanding the foregoing, if the increase in the withholding tax is in any way a result of the transfer or assignment by Ionis of any intellectual property or a portion of the rights under this license outside of the United States, then Akcea will only be obligated to pay Ionis such gross up to the extent such transfer or assignment by Ionis did not cause such increase in the withholding tax.

Section 13.2   Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, then such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part. The Parties agree to use good faith, reasonable efforts to replace the illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that achieves similar economic and non-economic effects as the severed provision.

Section 13.3   Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA without reference to any rules of conflicts of laws. Subject to Section 13.4, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court of the United States of America sitting in Chicago, Illinois and any appellate court having jurisdiction thereover, in any action in aid of arbitration, and each of the Parties hereby irrevocably and unconditionally agrees that all actions in aid of arbitration may be heard and determined in any such federal court in Chicago, Illinois. Notwithstanding the foregoing or anything to the contrary herein, any dispute relating to the scope, validity, enforceability, or infringement of any Patents will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

Section 13.4   Dispute Resolution.

13.4.1 Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies, or claims arising out of or in connection with this Agreement (a “Dispute”). Except as otherwise provided in this Agreement (including Schedule 6.4.1), any such dispute between the Parties will be promptly presented to the Chief Executive Officer of Akcea and the Chief Operating Officer of Ionis (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to agree upon the resolution of the dispute, controversy, or claim. If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of, or termination of this Agreement cannot be resolved within 30 days after presentation to the Senior Representatives, or their respective designees, for resolution, then either Party may refer such dispute to Expedited or other binding arbitration, as applicable, to be conducted as set forth in this Section 13.4. Notwithstanding anything to the contrary set forth in this Agreement, any dispute relating to the validity, construction, scope, enforceability, infringement, or other violations of Patents or other intellectual property rights will not be subject to arbitration pursuant to Section 13.4.2 or Section 13.4.3 and instead either Party may bring an action in any court of competent jurisdiction to resolve such disputes.

13.4.2 Arbitration.

(a)   If the Parties fail to resolve the Dispute through Escalation, and a Party desires to pursue resolution of the Dispute, then, other than Expedited Disputes subject to resolution by Expedited Arbitration (which will be resolved in accordance with Section 13.4.3), the Dispute will be submitted by either Party for resolution in binding arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions will control. The arbitration will be held in Chicago, Illinois. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Applicable Law, all aspects of the arbitration will be treated as confidential.

(b)   The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator will be a lawyer with at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

(c)   The arbitration tribunal will consist of three arbitrators, of whom each Party will designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4.

(d)   If, however, the aggregate award sought by the Parties is less than $25 million and equitable relief is not sought, then a single arbitrator will be chosen in accordance with the CPR Rules.

(e)   Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

(f)   The Parties agree to select the arbitrator(s) within 45 days of initiation of the arbitration. The hearing will be concluded within six months after selection of the arbitrator(s) and the award will be rendered within 60 days of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearing. If the Parties cannot agree upon a schedule, then the arbitrator(s) will set the schedule following the time limits set forth above as closely as practical.

(g)   The hearing will be concluded in 10 hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing will be made and will be made available to each Party.

(h)   The arbitrator(s) will be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“CPR Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the CPR Protocol. If the Parties cannot agree on discovery and presentation issues, then the arbitrator(s) will decide on presentation modes and provide for discovery within the CPR Protocol, understanding that the Parties contemplate reasonable discovery.

(i)   The arbitrator(s) will decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(j)   The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and will endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(k)   The arbitrator(s) will render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(l)   Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.

(m)   EXCEPT IN THE CASE OF COURT ACTIONS PERMITTED BY SECTION 13.4.4, AND FOR CLAIMS NOT SUBJECT TO ARBITRATION PURSUANT TO SECTION 13.4.2 AS SET FORTH IN SECTION 13.4.4, EACH PARTY HERETO WAIVES: (i) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(n)   Each Party will bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrator; provided, however, the arbitrator will be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator and the arbitrator.

13.4.3 Expedited Arbitration. If a Party exercises its rights under this Agreement to refer a Dispute to expedited arbitration (an “Expedited Dispute”), then the Parties will follow the expedited dispute resolution process in this Section 13.4.3 (and not the dispute resolution process in Section 13.4.2) (“Expedited Arbitration”). The Parties agree and acknowledge that any good faith dispute under Expedited Arbitration will not be deemed to be a material breach of this Agreement. The Expedited Dispute will be submitted to fast-track, binding arbitration in accordance with the following:

(a)   Arbitration will be conducted in Chicago Illinois under the rules of the CPR for the resolution of commercial disputes in the most expedited manner permitted by such rules. The Parties will appoint an arbitrator in accordance with Section 13.4.2(b) through Section 13.4.2(f). Except as otherwise provided in this Agreement, the cost of the arbitration will be borne as set forth in Section 13.4.2(n). Except in a proceeding to enforce the results of the arbitration or as otherwise required by Applicable Law, all aspects of the arbitration will be treated as confidential.

(b)   Within 30 days after such matter is referred to arbitration, each Party will provide the arbitrator with a proposal and written memorandum in support of its position regarding the Expedited Dispute, as well as any documentary evidence it wishes to provide in support thereof, which in the case of a dispute regarding the terms of an agreement, will include such Party’s proposed agreement (each a “Brief”) and the arbitrator will provide each Party’s Brief to the other Party after it receives it from both Parties.

(c)   Within 30 days after a Party submits its Brief, the other Party will have the right to respond thereto. The response and any material in support thereof will be provided to the arbitrator and the other Party.

(d)   The arbitrator will have the right to meet with the Parties as necessary to inform the arbitrator’s determination and to perform independent research and analysis. Within 30 days after the receipt by the arbitrator of both Parties’ responses (or expiration of the 30-day period if any Party fails to submit a response), then the arbitrator will deliver his/her decision regarding the Expedited Dispute in writing, which decision will be made in accordance with the standard for resolution of such matter set forth in this Agreement; provided that the arbitrator must select the resolution proposed by one of the Parties.

13.4.4 Injunctive Relief; Court Actions. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek from any court of competent jurisdiction, in addition to any other remedy it may have at law or in equity, injunctive, or other equitable relief in the event of an actual or threatened breach of this Agreement by the other Party, without the posting of any bond or other security, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. The Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive or equitable relief would be an appropriate remedy.

Section 13.5   Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of 90 days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

Section 13.6   Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (receipt verified), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Ionis, addressed to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: Chief Operating Officer
Fax: 760-918-3592

with a copy to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: General Counsel
Email: legalnotices@ionisph.com

If to Akcea, addressed to:	Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
Attention: Chief Executive Officer
Fax: 760-602-1855

with a copy to:	Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
Attention: Vice President, Legal
Email: legalnotices@akceatx.com

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: David M. McIntosh
Email: david.mcintosh@ropesgray.com

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by electronic mail or facsimile transmission, then the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, then the date of delivery will be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

Section 13.7   Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

Section 13.8   Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

Section 13.9   Entire Agreement; Modifications. This Agreement (including the attached Appendices and Schedules) and the Stock Purchase Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understanding, promises, and representations, whether written or oral, with respect to the subject matter hereof are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 13.10   Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party and neither Party will represent that it has such authority.

Section 13.11   Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “shall” and “will” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, (h) the headings contained in this Agreement, in any exhibit or schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement, and (i) the word “or” is used in the inclusive sense.

Section 13.12   Third Party Beneficiaries. The Indemnitees are intended third party beneficiaries of this Agreement and will have the right to directly enforce Section 11.1 against the Parties. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees will have any right to enforce this Agreement.

Section 13.13   Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with U.S. Generally Accepted Accounting Principles (or any successor standard), consistently applied.

Section 13.14   Further Actions. Each Party will execute, acknowledge, and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement. If a Party requests any data and results generated by the other Party under this Agreement, such other Party will disclose to the requesting Party such data and results as promptly as possible.

Section 13.15   Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives and neither of which has acted under duress or compulsion, whether legal, economic, or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

Section 13.16   Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply. The Parties understand and agree that the Schedules identifying the Ionis Patents are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

Section 13.17   Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

Section 13.18   Compliance with Laws. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all relevant laws and regulations in exercising its rights and fulfilling its obligations under this Agreement.

Section 13.19   Debarment. Neither Party is debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and will not during the Agreement Term, employ or use the services of any person or entity that is debarred, in connection with the Development, Manufacture or

Commercialization of the Products. If either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, then the other Party will be immediately notified in writing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

IONIS PHARMACEUTICALS, INC.

By:	/s/ Stanley T. Crooke
Name:	Stanley T. Crooke
Title:	Chief Executive Officer

AKCEA THERAPEUTICS, INC.

By:	/s/ Paula Soteropoulos
Name:	Paula Soteropoulos
Title:	Chief Executive Officer

[Signature Page to Development, Commercialization, Collaboration, and License Agreement]

List of Appendices and Schedules

Appendix 1	Definitions
Appendix 2	Ionis Core Technology Patents
Appendix 3	Ionis Product-Specific Patents
Appendix 4	Ionis Manufacturing Patents
Appendix 5	Existing In-License Agreements
Appendix 6	Prior Agreements
Schedule 3.2.1	Strategic Plan Content Examples
Schedule 3.8.1	Cost of Goods Calculation
Schedule 6.4.1	Profit Sharing Provisions
Schedule 6.4.2	Alternative Royalty Provisions
Schedule 10.4.2(H)	Post-Termination Transition Activities

APPENDIX 1

DEFINITIONS

“Acceptance of Filing” means, with respect to an NDA or MAA filed for IONIS-TTR-LRx, (a) in the United States, the receipt of written notice from the FDA in accordance with 21 C.F.R. §314.101(a)(2) that such NDA is officially “filed,” or (b) in the European Union, receipt of written notice of validation by the EMA of such MAA under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided that if the centralized filing procedure is not used, then Acceptance of Filing will be determined upon the validation of such MAA by the applicable Regulatory Authority in a Major Market in Europe.

“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity, but such an entity will be deemed to be an Affiliate only for the duration of such control. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance. Ionis will not be considered an Affiliate of Akcea and Akcea will not be considered an Affiliate of Ionis for the purposes of this Agreement.

“Agreement” means this Agreement, together with all Schedules and Appendices attached hereto as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Agreement Term” has the meaning set forth in Section 10.1.

“Akcea” has the meaning set forth in the opening paragraph of this Agreement.

“Akcea Collaboration Technology” means Patents and Know-How discovered, developed, invented, or created solely by or on behalf of Akcea or its Affiliate or a Third Party acting on their behalf in the performance of the Strategic Plan that is necessary or useful to Develop, Manufacture, or Commercialize a Product.

“Akcea Indemnitee” has the meaning set forth in Section 11.1.2.

“Akcea Non-Commercial Activities” means, with respect to a Product, (a) Pre-Approval Akcea Development Activities, (b) all Development activities to be conducted for such Product in a country following receipt of Approval for such Product in such country, including phase 4 trials and post-marketing commitments, and (c) Medical Affairs Activities, whether performed prior to or following the receipt of Approval for such Product in such country.

“Akcea Product-Specific Patents” means all Patents Controlled by Akcea at any time during the Agreement Term Covering (a) the composition of matter of a Product, or (b) methods of using a Product as a prophylactic or therapeutic; provided however, Patents Controlled by Akcea that include only claims that are directed to (i) subject matter applicable to oligonucleotide compounds or products in general, including Conjugate Technology, or (ii) an oligonucleotide compound that does not specifically modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, will not be considered Akcea Product-Specific Patents.

“Akcea Technology” means any Patents and Know-How Controlled by Akcea or its Affiliates that is necessary or useful to Develop, Manufacture, or Commercialize a Product.

“Allowable Overage” has the meaning set forth in Section 4(f) of Schedule 6.4.1.

“Annual” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

“API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP (unless expressly stated otherwise) for a Product. The quantity of API will be the as-is gross mass of the API after lyophilization (i.e., including such amounts of water, impurities, salt, heavy, metals, etc. within the limits set forth in the API specifications).

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the Development, Manufacture, or Commercialization of such Product in such jurisdiction in accordance with Applicable Law.

“ASO” means a single-stranded or double-stranded oligonucleotide, or analog, mimic, or mimetic thereof, having a sequence of at least six bases long designed to modulate the expression of the target nucleic acid transcript via binding, partially or wholly, of such compound to the nucleic acid transcript.

“Assigned Regulatory Documentation” has the meaning set forth in Section 3.5.2.

“Breaching Party” has the meaning set forth in Section 10.3.6.

“Brief” has the meaning set forth in Section 13.4.3(b).

“Business Day” means any day, other than Saturday, Sunday, or any statutory holiday or bank holiday in the United States.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“Change of Control” means, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of more than 50% of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than 50% of the then outstanding common shares or voting power of the entity resulting from such business combination.

“Clinical Hold” means a clinical hold issued by the FDA (or other Regulatory Authority) in accordance with 21 CFR 312.42 (or a similar foreign counterpart law or regulation) to delay a proposed clinical investigation of a Product or to suspend an ongoing clinical investigation of a Product.

“Clinical Trial” or “Clinical Trials” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, or Phase 3 Clinical Trial, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data to obtain, support, or maintain an NDA, MAA, or other similar marketing application.

“CMC” means Chemistry, Manufacturing, and Controls as set forth 21 C.F.R.

“CMO” means a contract manufacturing organization.

“Collaboration” means the conduct of the Strategic Plan in accordance with this Agreement.

“Commercial Budget” has the meaning set forth in Section 3.2.1(c).

“Commercialize,” “Commercializing,” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, or selling a Product.

“Commercially Reasonable Efforts” means, with respect to a Product, the carrying out of Development, Manufacturing, or Commercialization activities using good faith commercially reasonable and diligent efforts that the applicable Party would reasonably devote to a compound or product of similar market potential or profit potential at a similar stage in development or product life resulting from its own Development, Manufacturing, or Commercialization efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical, and commercial factors.

“Competing Activities” has the meaning set forth in Section 5.1.3.

“Competing Product” means, during the Agreement Term, any product (including an ASO) that is designed to modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, other than any Product. For the avoidance of doubt, no such product will be considered a “Competing Product” for purposes of this Agreement after the expiration or earlier termination of this Agreement.

“Competitive Infringement” has the meaning set forth in Section 9.3.1.

“Compliance Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Confidential Information” means all Know-How and other information and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing activities under this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors, or business; regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party in oral, written, graphic, or electronic form.

Notwithstanding the foregoing, information or Know-How of a Party will not be deemed Confidential Information for purposes of this Agreement to the extent that the Receiving Party can show by competent proof that such information or Know-How:

(a)   was already known to the Receiving Party or any of its Affiliates, without any obligation to the Disclosing Party to keep it confidential or restricting its use, prior to the time of disclosure to such Receiving Party;

(b)   was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(c)   became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such Receiving Party through no fault of the Receiving Party;

(d)   was disclosed to such Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others; or

(e)   was independently discovered or developed by employees or (sub)contractors of the Receiving Party or any of its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates.

“Conjugate Technology” means chemistry designed to enhance targeting or uptake of antisense drugs to specific tissues and cells. Conjugate Technology includes N-acetylgalactosamine (GalNAc) ligand conjugates capable of binding to the asialoglycoprotein receptor (ASGP-R) and enhancing the targeting or uptake of antisense drugs to the liver.

“Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party; provided, however, that if a Party has a right to grant a license or sublicense with respect to an item of intellectual property to the other Party only upon payment of compensation (including milestones or royalties) to a Third Party, then the first Party will be deemed to have “Control” of the relevant item of intellectual property only if the other Party agrees to bear such compensation owed to such Third Party. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that later becomes an Affiliate of Ionis after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of Ionis.

“Cost of Goods” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Cover” or “Covered” or “Covering” means, with respect to a Patent and a Product, that, but for rights granted to a Person under such Patent the act of making, using, or selling of such Product by such Person would infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent. If Ionis assigns an Ionis Product-Specific Patent to Akcea, then such Patent will still be considered an Ionis Product-Specific Patent hereunder and a Product will be deemed “Covered” by such Ionis Product-Specific Patent for purposes of this Agreement.

“CPR Rules” has the meaning set forth in Section 13.4.2.

“Development” or “Develop” or “Developing” means (a) any and all discovery, characterization, or preclinical (including gene function, gene expression, and target validation research, lead optimization, and which may include small pilot toxicology studies), clinical, or regulatory activities with respect to a product to obtain, support, or maintain Approval of such product (including the submission of all necessary filings with applicable Regulatory Authorities to support such preclinical and clinical activities and Approval), or any other human clinical studies conducted for a product, whether conducted prior to or after receipt of Approval for such product, and (b) Medical Affairs Activities.

“Development Budget” has the meaning set forth in Section 3.2.1(d).

“Development Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Discontinued Patent” has the meaning set forth in Section 9.2.5.

“Dispute” has the meaning set forth in Section 13.4.1.

“Distribution Agreement” means a written agreement between Akcea or its Affiliates and a Distributor (a) that grants such Distributor the rights to buy from Akcea or its Affiliates one or more Products and distribute and resell such Products under Akcea’s brand name and product marks, (b) that does not include the grant of a sublicense under any Ionis Licensed Technology or the grant of any other right to Develop, Manufacture, or Commercialize a Product, (c) pursuant to which such Distributor purchases its requirements of such Product from Akcea or its Affiliates but does not make any royalty payment or other payments to Akcea or its Affiliates, and (d) that Akcea has the right to terminate without cause on reasonable written notice to such Third Party.

“Distribution Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Distributor” means a Third Party to whom Akcea grants the rights to buy from Akcea or its Affiliates one or more Products and distribute and resell such Products under Akcea’s brand name and product marks pursuant to a Distribution Agreement, where title to such Product transfers to such Third Party.

“Dollars” or “$” means the lawful currency of the United States.

“Drug Product” means any drug product containing API as an active ingredient in finished bulk form or in packaged and labeled form, in each case, for the Development or Commercialization by a Party under this Agreement.

“eCTD” has the meaning set forth in Section 3.5.3.

“Effective Date” means the date on which the closing of the Stock Purchase Agreement occurs.

“EMA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“European Union” or “EU” means each and every country or territory that is officially part of the European Union.

“Execution Date” has the meaning set forth in the opening paragraph of this Agreement.

“Existing In-License Agreement” means the agreements listed on Appendix 5.

“Expedited Arbitration” has the meaning set forth in Section 13.4.3.

“Expedited Dispute” has the meaning set forth in Section 13.4.3.

“Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“External Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“First Commercial Sale” means the first sale of a Product by Akcea, its Affiliate, or its Sublicensee to a Third Party in a particular country after Approval of such Product has been obtained in such country.

“FTE” means a total of 47 weeks or 1,880 hours per year of work on the Development, Manufacturing or Commercialization of a Product carried out by employees of a Party having the appropriate relevant expertise to conduct such activities.

“Fully Absorbed Cost of Goods” means the reasonable and necessary internal and third party costs with no mark-up incurred by Ionis in making or acquiring of product as determined using the methodology set forth in Schedule 3.8.1 fairly applied and as employed on a consistent basis throughout Ionis’ operations and shall not include inter-company profits among Ionis and its Affiliates.

“Future In-License Agreement” means an agreement entered into by Ionis or Akcea after the Effective Date pursuant to which a Third Party grants to Ionis or Akcea a sublicensable license under any Patents or Know-How that is necessary or useful for the Development, Manufacture, or Commercialization of the Products.

“G&A Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“GAAP” means generally accepted accounting principles of the United States consistently applied, or for any non-US entity (a) international financial reporting standards (IFRS) consistently applied, or (b) for such non-US entity that does not use IFRS, the generally accepted accounting rules in its home jurisdiction for entities of a similar size in the same industry, consistently applied throughout its organization.

“GSK Agreement” means that certain Research, Development and License Agreement dated March 30, 201 between Glaxo Group Limited and Ionis, as amended.

“hATTR” has the meaning set forth in the recitals.

“Incremental Tax Cost” has the meaning set forth in Section 13.1.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or any equivalent application for authorization to commence human clinical trials in other countries or regulatory jurisdictions.

“Indication” means a primary sickness or medical condition or any interruption, cessation, or disorder of a particular bodily function, system, or organ (each a “disease”) requiring a separate NDA (or foreign equivalent filing) to obtain Approval to market and sell a Product for such disease.

“Initial 2018 Plans and Budgets” has the meaning set forth in Section 3.1.

“inotersen” means the compound having the following sequence and chemistry: 5-MeUMeCMeUMeUGGTTAMeCATGAAAMeUMeCMeCMeC- 3. The underlined residues are 2’-O-(2-methoxyethyl) nucleosides (2’-MOE nucleosides). The residues are arranged so that there are five 2’-MOE nucleosides at the 5 and 3-ends of the molecule flanking a gap of ten 2-deoxynucleosides. The cytosine and uracil bases are methylated at the 5-position. MeU and T have the same nucleobase structure and the choice for the symbol depends on whether the sugar is 2′-deoxy-D-ribose or D-ribose. Each of the 19 internucleoside linkages is a phosphorothioate linkage. Inotersen does not include any product containing Conjugate Technology.

“Internal Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Ionis” has the meaning set forth in the opening paragraph of this Agreement.

“Ionis Core Technology Know-How” means all Know-How Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term necessary to Develop or Commercialize a Product that relates generally to oligonucleotides including Conjugate Technology, other than Know-How specifically relating to a Product (including Ionis Product-Specific Know-How) or Know-How specifically relating to methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification.

“Ionis Core Technology Patents” means all Patents Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term necessary to Develop or Commercialize a Product claiming subject matter generally applicable to oligonucleotides including Conjugate Technology, other than Ionis Product-Specific Patents or Patents that claim methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification. The Ionis Core Technology Patents as of the Effective Date include the Patents set forth on Appendix 2.

“Ionis Indemnitee” has the meaning set forth in Section 11.1.1.

“Ionis Internal Oligonucleotide Safety Database” has the meaning set forth in Section 3.9.

“Ionis Know-How” means Ionis Core Technology Know-How and Ionis Product-Specific Know-How.

“Ionis Licensed Technology” means the (a) Ionis Patents, (b) Ionis Know-How, and (c) Ionis Manufacturing Technology.

“Ionis Manufacturing and Analytical Know-How” means Know-How that relates to the synthesis or analysis of a Product regardless of sequence or chemical modification Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term. Ionis Manufacturing and Analytical Know-How does not include the Ionis Know-How.

“Ionis Manufacturing Patents” means Patents that claim Ionis Manufacturing and Analytical Know-How. The Ionis Manufacturing Patents as of the Effective Date include the Patents set forth on Appendix 4 attached hereto. Ionis Manufacturing Patents do not include the Ionis Product-Specific Patents or the Ionis Core Technology Patents.

“Ionis Manufacturing Technology” means the (a) Ionis Manufacturing Patents, and (b) Ionis Manufacturing and Analytical Know-How.

“Ionis Patents” means the Ionis Core Technology Patents, Ionis Manufacturing Patents, and the Ionis Product-Specific Patents.

“Ionis Product-Specific Know-How” means all Know-How Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term necessary to Develop or Commercialize a Product or disclosed by Ionis to Akcea and specifically relating to (a) the composition of matter of a Product or (b) methods of using a Product as a prophylactic or therapeutic; provided, however, Know-How Controlled by Ionis or any of its Affiliates that (i) consists of subject matter applicable to oligonucleotide compounds or products in general or (ii) relates to an oligonucleotide compound that does not specifically modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, will not be considered Ionis Product-Specific Know-How, and in the case of (i) and (ii), such Know-How will be considered Ionis Core Technology Know-How.

“Ionis Product-Specific Patents” means all Patents Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Agreement Term Covering (a) the composition of matter of a Product, (b) methods of using a Product, or (c) an oligonucleotide compound that specifically modulates expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR; provided, however, that Patents Controlled by Ionis or any of its Affiliates that include any claims that are directed to (i) subject matter applicable to oligonucleotide compounds or products in general or (ii) an oligonucleotide compound that does not specifically modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, will not be considered Ionis Product-Specific Patents, and in the case of (i) and (ii), such Patents will be considered Ionis Core Technology Patents. The Ionis Product-Specific Patents as of the Effective Date include the Patents set forth on Appendix 3.

“IONIS-TTR-LRx” means:

(i)	the compound known as ION 682884 having the sequence and chemistry disclosed to Akcea via the electronic data room hosted in connection with the transactions contemplated hereunder; and/or
(ii)	any oligonucleotide compound (other than inotersen and ION 682884) designed to modulate expression of TTR via the binding, partially or wholly, of such compound to the RNA that encodes TTR, that is determined after the Execution Date by Ionis’ research management committee as ready to start the pharmacokinetic and toxicology studies required to meet the requirements for filing an IND.

The Parties acknowledge that, if more than one of the foregoing compounds included in this definition are being simultaneously Developed or Commercialized under this Agreement, the Parties may create alternative designations for each such compound (e.g., IONIS-TTR-L-1Rx or IONIS-TTR-L-2Rx) in the Strategic Plan (and other related documentation) in order to avoid confusion and distinguish between the compounds, and in all cases such alternative designations will mean “IONIS-TTR-LRx” for all purposes of this Agreement.

“Japan NDA” or “JNDA” means the Japanese equivalent of an NDA filed with the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto).

“JNDA Approval” means the Approval of a JNDA by the Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto) for the applicable Product in Japan.

“Joint Core Technology Patents” means all Patents jointly invented by Ionis and Akcea at any time during the Agreement Term necessary to Develop or Commercialize a Product claiming subject matter generally applicable to oligonucleotides in a target-independent manner including Conjugate Technology, other than Akcea Product-Specific Patents, Ionis Product-Specific Patents, or Patents that claim methods and materials used in the synthesis or analysis of a Product regardless of sequence or chemical modification.

“Joint Patent Committee” or “JPC” has the meaning set forth in Section 9.1.

“Joint Patents” means, collectively, all Joint Product-Specific Patents and Joint Core Technology Patents.

“Joint Product-Specific Patents” means all Patents invented jointly by Ionis and Akcea at any time during the Agreement Term Covering (a) the composition of matter of a Product, or (b) methods of using a Product as a prophylactic or therapeutic; provided however, Patents jointly invented by Ionis and Akcea that include only claims that are directed to (i) subject matter applicable to oligonucleotide compounds or products in general in a target independent manner including Conjugate Technology or (ii) an oligonucleotide compound that does not specifically modulate expression of TTR via the binding, partially or wholly, of such compound to RNA that encodes TTR, will not be considered Joint Product-Specific Patents, and in the case of (i) and (ii), such Patents will be considered Joint Core Technology Patents.

“Joint Profit Sharing Report” has the meaning set forth in Section 4(c) of Schedule 6.4.1.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.4.1.

“Know-How” means any unpatented information or material, whether proprietary or not and whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, trade secrets, inventions, discoveries, compounds and biological materials.

“Losses” has the meaning set forth in Section 11.1.1.

“MAA” means a marketing authorization application filed with the EMA after completion of Clinical Trials to obtain Approval for a Product under the centralized European filing procedure or, if the centralized EMA filing procedure is not used, filed using the applicable procedures in any European Union country or other country in Europe.

“MAA Approval” means the Approval of an MAA by (a) the EMA for a Product in any country in the EU, or (b) a Regulatory Authority in a European country in a Major Market.

“Major Market” means the United States of America, Germany, United Kingdom, France, Spain, Italy, Brazil, Canada, or Japan.

“Manufacture” or “Manufactured” or “Manufacturing” means any activity involved in or relating to the manufacturing or supply of API or Drug Product, including process development, formulation development, quality control development and testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical, or commercial purposes, of API or Drug Product.

“Manufacturing Agreement” has the meaning set forth in Section 3.8.2(b).

“Material Change” has the meaning set forth in Section 3.2.3.

“Medical Affairs Activities” means the performance of activities with respect to: continuing medical education; development, publication, and dissemination of publications; exhibiting and presenting at seminars and conventions; conducting health economic studies; conducting health care professional and patient speakers programs; conducting appropriate activities involving opinion leaders; engaging medical science liaisons and conducting medical science liaison activities; conducting advisory board meetings or other consultant programs; and establishing clinical consumer and patient registries.

“Medical Affairs Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Milestone Events” has the meaning set forth in Section 6.3.4.

“Milestone Payments” has the meaning set forth in Section 6.3.4.

“NDA” means a New Drug Application filed with the FDA after completion of Clinical Trials to obtain marketing approval for the applicable Product in the United States, or a foreign equivalent thereof.

“NDA Approval” means the Approval of an NDA by the FDA for a Product in the U.S.

“NDA Transfer Date” has the meaning set forth in Section 3.5.2.

“Net Profit (or Loss)” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Net Revenue” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Net Sales” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Non-Breaching Party” has the meaning set forth in Section 10.3.6.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Patents” means (a) patents, patent applications, and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b), or (c).

“Payment Election Notice” has the meaning set forth in Section 6.3.7(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association, or other entity.

“Phase 1 Clinical Trial” means the initial clinical testing of a Product in humans (first-in-humans study) with the intention of gaining a preliminary assessment of the safety of such Product.

“Phase 2 Clinical Trial” means a human clinical trial of a Product, conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b) (but does not provide data sufficient to file an NDA), or equivalent clinical trials required by a Regulatory Authority in a jurisdiction outside of the United States. A “Phase 2 Clinical Trial” includes any human clinical trial that has an efficacy endpoint.

“Phase 3 Clinical Trial” or “Pivotal Study” means a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that such Product is safe and efficacious for its intended use and to determine warnings, precautions, and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support Approval of such Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar Clinical Trial prescribed by the Regulatory Authorities in a foreign country.

“PMDA” means the Pharmaceutical and Medical Device Agency of Japan.

“Post-Termination Transition Activities” has the meaning set forth in Section 10.4.2(h).

“Pre-Approval Akcea Development Activities” means any Development activities that are allocated to Akcea by the JSC in the Strategic Plan and that are to be conducted for a Product in a country prior to receipt of Approval for such Product in such country.

“Pre-Existing Competing Product” has the meaning set forth in Section 5.1.3.

“Prior Agreements” means the agreements listed on Appendix 6.

“Product” means any pharmaceutical preparation that contains as an active pharmaceutical ingredient (a) inotersen, or (b) IONIS-TTR-LRx.

“Product-Specific Patents” mean, collectively, the Akcea Product-Specific Patents, Ionis Product-Specific Patents, and Joint Product-Specific Patents.

“Profit/Loss Ratio” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Profit/Loss Share” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Profit Share Changeover Date” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Profit Share Payment” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Profit Share Start Date” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Prosecuting Party” has the meaning set forth in Section 9.2.5.

“R&D Support Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Receiving Party” has the meaning set forth in Section 8.1.

“Reconciliation Report” has the meaning set forth in Section 4(d) of Schedule 6.4.1.

“Regulatory Authority” means any governmental authority that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a Product in any country, including FDA, EMA, or PMDA.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations, and approvals (including all Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all Clinical Trials and tests, including the manufacturing batch records, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files.

“Regulatory Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Regulatory Milestone Event” means the regulatory milestone events set forth in Table 6.3.1 and Table 6.3.2.

“Regulatory Milestone Payment” means the payments set forth in Table 6.3.1 and Table 6.3.2 to be made upon achievement of the corresponding Regulatory Milestone Event.

“Regulatory Responsible Party” has the meaning set forth in Section 3.5.1.

“Regulatory Sub-Committee” has the meaning set forth in Section 3.5.1.

“Sales and Marketing Expenses” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Sales Milestone Event” has the meaning set forth in Section 6.3.4.

“Sales Milestone Payment” has the meaning set forth in Section 6.3.4.

“Senior Representatives” has the meaning set forth in Section 13.4.1.

“Services Agreement” means the Services Agreement entered into by and between Ionis and Akcea dated December 17, 2015, as amended.

“Significant Event” has the meaning set forth in Section 7.1.1.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement entered into between Ionis and Akcea of even date herewith.

“Strategic Plan” has the meaning set forth in Section 3.2.1.

“Sublicense” means an agreement pursuant to which Akcea or an Akcea Affiliate grants a Third Party the right to practice an Ionis Patent licensed to Akcea hereunder (whether by license or covenant not to sue) or an option to obtain such a right to Develop or Commercialize a Product.

“Sublicense Revenue” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Sublicensee” means any Third Party that enters into a Sublicense with Akcea or its Affiliate to Develop or Commercialize a Product.

“Sublicensing Equity Threshold” has the meaning set forth in Section 6 of Schedule 6.4.1.

“Termination Transition Plan” has the meaning set forth in Section 10.4.2(h).

“Third Party” means any Person other than Ionis or Akcea or their respective Affiliates.

“Third Party Obligations” means any financial, obligations, imposed by any Existing In-License Agreement or Future In-License Agreement, in each case, that relates to a Product, including field or territory restrictions, covenants, milestone payments, diligence obligations, sublicense revenue, royalties, or other payments.

“Transaction Documents” means this Agreement and the Stock Purchase Agreement and the other documents and instruments to be executed and delivered in connection herewith and therewith.

“Transthyretin” or “TTR” means the gene target, transthyretin (GenBank accession # NM_000371; Gene ID: 7276), or any alternative splice variants, mutants, polymorphisms, and fragments thereof.

“Valid Claim” means a claim of a Patent that (a) in the case of any granted, unexpired United States Patent or foreign Patent, will not have been donated to the public, disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) in the case of any United States or foreign patent application, is being prosecuted in good faith and will not have been permanently cancelled, withdrawn, or abandoned, provided that (i) no more than five years have passed since the earliest date of filing for such application in the United States (unless and until such claim is granted), and (ii) no more than eight years have passed since the earliest date of filing for such application outside of the United States (unless and until such claim is granted).

Appendix 2

IONIS CORE TECHNOLOGY PATENTS

Ionis Docket No.	Country	Patent/ Application No.	Grant Date	Title
ISPH-0333	United States	6,001,653	12/14/1999	HUMAN TYPE 2 RNASE H
ISIS-2003	United States	7,015,315	03/21/2006	GAPPED OLIGONUCLEOTIDES, DIRECTED TO: GAPMER AND HEMIMER COMPOUNDS WITH 2’-O-ALKYL MODIFICATIONS
ISIS-0710	United States	7,101,993	09/05/2006	OLIGONUCLEOTIDES CONTAINING 2’-OMODIFIED PURINES
CORE0115US	United States	9,127,276	09/08/2015	CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115US.C1	United States	9,181,549	11/10/2015	CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115US.C2	United States	14/744,539		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115AU	Australia	2014259750		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115BR	Brazil	112015027322-0		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115CA	Canada	2,921,162		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115CN	China	201480035635.3		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115EP	European Patent Office	14792010.2		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115HK	Hong Kong	16109545.3		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115IL	Israel	242127		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115IN	India	7302/CHENP/2015		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115JP	Japan	2016-512051		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115KR	Republic of Korea	10-2015-7033029		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115MX	Mexico	MX/a/2015/015220		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115NZ	New Zealand	712737		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
CORE0115RU	Russian Federation	2015151199		CONJUGATED ANTISENSE COMPOUNDS AND THEIR USE
BIOL0248DZ	Algeria	150647		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248SG.D1	Singapore	10201801507R		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION

Appendix 3

IONIS PRODUCT-SPECIFIC PATENTS

Ionis Docket No.	Country	Patent/ Application No.	Filing Date	Grant Date	Title
BIOL0123AU.D1	Australia	2016203300	4/29/2011	7/27/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123BR	Brazil	112012027547-0	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123CA	Canada	2,797,792	4/29/2011	2/27/2018	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123CA.D1	Canada	TBD	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123CN	China	ZL201180021445.2	4/29/2011	7/21/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123EP	European Patent Office (AL, AT, BE, BG, CH, CY, CZ, DE, DK, EE, ES, FI, FR, GB, GR, HR, HU, IE, IS, IT, LT, LU, LV, MC, MK, MT, NL, NO, PL, PT, RO, RS, SE, SI, SK, SM, SV, TR)	2563920	4/29/2011	3/15/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123HK	Hong Kong	13107130.1	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123IL	Israel	222697	4/29/2011	8/30/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123IN	India	9956/CHEN/2012	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123JP	Japan	5896175	4/29/2011	3/11/2016	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123KR	Korea	10-2012-7031119	4/29/2011		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123MX	Mexico	343559	4/29/2011	11/10/2016	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123NZ	New Zealand	603339	4/29/2011	5/1/2015	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123RU	Russia	2592669	4/29/2011	7/4/2016	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123US.C1	United States	8,697,860	7/17/2013	4/15/2014	DIAGNOSIS AND TREATMENT OF DISEASE
BIOL0123US.C2	United States	9,816,092	6/23/2016	11/14/2017	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123US.C3	United States	15/729,860	10/11/2017		MODULATION OF TRANSTHYRETIN EXPRESSION

Ionis Docket No.	Country	Patent/ Application No.	Filing Date	Grant Date	Title
BIOL0123US.D1	United States	9,061,044	2/20/2014	6/23/2015	MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0123US.D2	United States	9,399,774	5/20/2015	7/26/2016	MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C1	United States	8,101,743	11/19/2008	1/24/2012	MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C7	United States	15/803,484	11/3/2017		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C8	United States	15/898,058	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C9	United States	15/898,057	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C10	United States	15/898,153	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C11	United States	15/898,128	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C12	United States	15/898,142	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C13	United States	15/898,061	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C14	United States	15/898,117	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C15	United States	15/898,073	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C16	United States	15/898,070	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
RTS-0531US.C17	United States	15/898,111	2/15/2018		MODULATION OF TRANSTHYRETIN EXPRESSION
BIOL0305US2	United States	15/605,114	5/25/2017		COMPOSITIONS AND THERAPEUTIC DOSES AND METHODS THEREOF
BIOL0248AU.D1	Australia	2017200950	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248CL.D1	Chile	2016-02262	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248CO.D1	Colombia	NC2016/0003763	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING

Ionis Docket No.	Country	Patent/ Application No.	Filing Date	Grant Date	Title
HBV AND TTR EXPRESSION
BIOL0248DO.D1	Dominican Republic	P2016-0287	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248EG.D1	Egypt	D1/1741/2015	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248ID.D1	Indonesia	P-00201605718	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248MX.D1	Mexico	MX/a/2016/012654	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248NZ.D1	New Zealand	728517	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248PE.D1	Peru	001724-2016-DIN	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248US.C3	United States	15/687,306	8/25/2017		COMPOSITIONS AND METHODS FOR MODULATING TTR EXPRESSION
BIOL0248ZA.D1	South Africa	2016/00076	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION
BIOL0248WOi	Patent Cooperation Treaty	PCT/US14/036463	5/1/2014		COMPOSITIONS AND METHODS FOR MODULATING HBV AND TTR EXPRESSION

[i]	National Applications containing TTR subject matter pending in the following jurisdictions: Brazil, Canada, China, Costa Rica, Eurasian Patent Office, European Patent Office, Hong Kong, Israel, India, Japan, Korea, Morocco, Malaysia, Nigeria, Philippines, Russia, Thailand, Trinidad and Tobago, Ukraine, and Vietnam. We may file divisional applications claiming IONIS-TTR-LRx at the appropriate time, in the desired jurisdictions.

Appendix 4

IONIS MANUFACTURING PATENTS

Technology	Ionis Docket Number	Country/Treaty	Application /Patent Number	Filing Date	Title
“Wet” ACN	ISIS-3294	United States	6,069,243	10/6/1999	PROCESS FOR OLIGONUCLEOTIDE SYNTHESIS
	ISIS-4216 (BE, CH, DE, GB, SE)	European Patent Convention	1119578	10/1/1999	PROCESS FOR OLIGONUCLEOTIDE SYNTHESIS
Alternative Solvents for Oligo Synthesis	DVCM0003US	United States	7,276,599	6/2/2004	OLIGONUCLEOTIDE SYNTHESIS WITH ALTERNATIVE SOLVENTS
	DVCM0003CA	Canada	2,540,692	6/2/2004	OLIGONUCLEOTIDE SYNTHESIS WITH ALTERNATIVE SOLVENTS
PADS	ISIS-2585	United States	6,114,519	10/15/1997	IMPROVED SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
	ISIS-3245 (BE, CH, DE, ES, FR, GB, IE, IT, PT)	European Patent Convention	1023310	10/13/1998	IMPROVED SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
	ISIS-4314	United States	6,242,591	01/11/2000	SYNTHESIS OF SULFURIZED 2’-SUBSTITUTED OLIGONUCLEOTIDES
	ISIS-4709	United States	7,227,015	12/12/2002	SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
	ISIS-5479	United States	7,378,516	05/17/2004	SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
	ISIS-5479US.C1	United States	7,723,511	4/21/2008	SYNTHESIS OF SULFURIZED OLIGONUCLEOTIDES
DMT Removal	ISIS-3349	United States	6,399,765	03/17/1999	METHODS FOR REMOVING DIMETHOXYTRITYL GROUPS FROM OLIGONUCLEOTIDES
Oligonucleotide Precipitation	ISIS-4728	United States	6,632,938	06/07/2001	PROCESSES FOR PURIFYING OLIGONUCLEOTIDES
	ISIS-5330	Canada	2,449,552	06/05/2002	PROCESSES FOR PURIFYING OLIGONUCLEOTIDES
	ISIS-5332 (CH, DE, FR, GB)	European Patent Convention	1399457	06/05/2002	PROCESSES FOR PURIFYING OLIGONUCLEOTIDES
CNET Avoidance	ISIS-3381(BE, CH, DE, ES, FR, GB, IE, IT)	European Patent Convention	1028124	9/6/1999	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS

Technology	Ionis Docket Number	Country/Treaty	Application /Patent Number	Filing Date	Title
	ISIS-5080	United States	6,858,715	8/30/2002	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
	ISIS-5422	United States	7,041,816	1/20/2004	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
	ISIS-5488	United States	7,199,236	9/14/2004	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
	ISIS-5584	United States	7,186,822	12/28/2004	IMPROVED PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
	ISIS-5585	United States	7,227,016	12/28/2004	PROCESS FOR THE SYNTHESIS OF OLIGOMERIC COMPOUNDS
Chloral-Free DCA	ISIS-5190	United States	7,169,916	3/31/2003	CHLORAL-FREE DCA IN OLIGONUCLEOTIDE SYNTHESIS
	ISIS-5190US.C1	United States	7,759,480	1/29/2007	CHLORAL-FREE DCA IN OLIGONUCLEOTIDE SYNTHESIS
	ISIS-5021	United States	6,645,716	1/29/2002	METHODS FOR DETECTION OF CHLORAL HYDRATE IN DICHLOROACETIC ACID
	ISIS-5245	United States	7,173,123	10/6/2003	METHODS FOR DETECTION OF CHLORAL HYDRATE IN DICHLOROACETIC ACID
	ISIS-5245US.C1	United States	7,446,193	2/1/2007	METHODS FOR DETECTION OF CHLORAL HYDRATE IN DICHLOROACETIC ACID
	ISIS-5216 (DE, ES, FR, GB, IT)	European Patent Convention	1356115	1/29/2002	METHODS FOR DETECTION OF CHLORAL HYDRATE IN DICHLOROACETIC ACID
Unylinker	DVCM0010EP (CH, DE, DK, ES, FR, GB, IE, IT)	European Patent Convention	1692139	11/15/2004	SUPPORTS FOR OLIGOMER SYNTHESIS
	DVCM0010EP.D1 (CH, DE, DK, ES, FR, GB, IE, IT)	European Patent Convention	2708541	11/15/2004	5,6-DIHYDROOXY-ISOINDOLE DERIVATIVES AS LINKERS FOR OLIGOMER SOLID PHASE SYNTHESIS
	DVCM0023US.P1	United States	7,202,264	11/15/2004	SUPPORTS FOR OLIGOMER SYNTHESIS
	DVCM0023US.C1	United States	7,576,119	1/11/2007	SUPPORTS FOR OLIGOMER SYNTHESIS
	DVCM0023US.C2	United States	7,718,810	7/17/2008	SUPPORTS FOR OLIGOMER SYNTHESIS
	DVCM0023US.C3	United States	8,153,725	03/19/2010	SUPPORTS FOR OLIGOMER SYNTHESIS

Technology	Ionis Docket Number	Country/Treaty	Application /Patent Number	Filing Date	Title
	DVCM0023US.D1	United States	8,541,599	03/07/2012	SUPPORTS FOR OLIGOMER SYNTHESIS
DCA/Toluene	ISIS-2710	United States	7,273,933	2/26/1998	METHODS FOR SYNTHESIS OF OLIGONUCLEOTIDES

Appendix 5

IN-LICENSE AGREEMENTS

1.	Amended & Restated Licensing Agreement between Integrated DNA Technologies, Inc. and Ionis dated December 4, 2001 [IDT’s core antisense oligonucleotide patents and patent applications]
2.	Non-Exclusive Patent Cross License Agreement between Novartis Pharma AG and Ionis dated June 3, 1996 [Core methoxyethoxy (2’-MOE) oligonucleotide chemical modifications]
3.	Collaboration and License Agreement between Hybridon, Inc. (Now Idera Pharmaceuticals) and Ionis dated May 24, 2001 [Hybridon’s core antisense oligonucleotide patent portfolio]
4.	Second Amended and Restated Strategic Collaboration and License Agreement between Alnylam Pharmaceuticals, Inc. and Ionis dated January 8, 2015
5.	Settlement and Non-Exclusive License Agreement among Ionis, F. Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc., Roche Innovation Center Copenhagen A/S (formerly Santaris Pharma A/S), and Santaris Pharma A/S Corp. dated March 19, 2015
6.	Non-Exclusive Patent License Agreement between Ionis and Molecular Biosystems, Inc. dated September 14, 1992, as amended March 27, 2001
7.	Research and License Agreement between Ionis and McGill University dated January 1, 1994

In each case, only if (and to the extent) a Product under this Agreement incorporates technology that is in-licensed by Ionis under such agreement.

Appendix 6

PRIOR AGREEMENTS

1.	Amended & Restated Licensing Agreement between Integrated DNA Technologies, Inc. and Ionis dated December 4, 2001 [IDT’s core antisense oligonucleotide patents and patent applications]
2.	Non-Exclusive Patent Cross License Agreement between Novartis Pharma AG and Ionis dated June 3, 1996 [Core methoxyethoxy (2’-MOE) oligonucleotide chemical modifications]
3.	Collaboration and License Agreement between Hybridon, Inc. (Now Idera Pharmaceuticals) and Ionis dated May 24, 2001 [Hybridon’s core antisense oligonucleotide patent portfolio]
4.	Second Amended and Restated Strategic Collaboration and License Agreement between Alnylam Pharmaceuticals, Inc. and Ionis dated January 8, 2015 [Strategic collaboration and license for dsRNAi and ssRNAi]
5.	Settlement and Non-Exclusive License Agreement among Ionis, F. Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc., Roche Innovation Center Copenhagen A/S (formerly Santaris Pharma A/S), and Santaris Pharma A/S Corp. dated March 19, 2015
6.	Non-Exclusive Patent License Agreement between Ionis and Molecular Biosystems, Inc. dated September 14, 1992, as amended March 27, 2001
7.	Research and License Agreement between Ionis and McGill University dated January 1, 1994
8.	License Agreement between Ionis and Agilent Technologies Inc. dated March 10, 2009
9.	License Agreement between Ionis and Avecia Biotechnology, Inc. dated October 15, 2009
10.	Non-Exclusive Patent License between Ionis and BioSpring GMBH dated January 8, 2014
11.	License Agreement between Ionis and Girindus America dated September 15, 2008
12.	License Agreement between Ionis and Sanofi-Aventis Deutschland GMBH dated June 5, 2015
13.	License Agreement between Ionis and ST Pharm Co., Ltd dated March 21, 2012
14.	Research, Development and License Agreement dated March 30, 2010 between Glaxo Group Limited and Ionis, as amended

Schedule 3.2.1

Strategic Plan Content Examples

The following are examples of items that may be included in the Strategic Plan, as appropriate, based on the stage of Development or Commercialization of the applicable Product.

i.	Indications that will be pursued for each Product (which indications will be added to or refined over time) and the on-going pre-clinical Development, including registries and natural history studies, in support of such indications;
ii.	Timing and launch sequence of initial and subsequent indications for each Product;
iii.	Clinical Trials that the Parties will conduct for each Product, including patient populations, study designs, primary and secondary endpoints, length and size of study, associated timelines and budgets;
iv.	Safety data delivery procedures governing the collection, investigation, reporting, and delivery of information between the Parties concerning any adverse experiences, and any product quality and product complaints involving adverse experiences related to, or class effects that could impact, the Products, sufficient to enable the Parties to comply with its legal and regulatory obligations and internal processes, as applicable;
v.	Global regulatory strategy, including timing and key implementation items to support each targeted indication;
vi.	Timing, budget, and design of all nonclinical and pre-clinical studies supporting the Development or Commercialization of the Products;
vii.	Upcoming scientific, development, or commercial events of Akcea or competitors that may impact the Products;
viii.	Publication plan (including scientific publications and presentations at medical meetings) and key messaging for Products on a rolling 12-month basis;
ix.	Key elements of the manufacturing planning and strategy, including raw material supply, manufacturing scale-up, process validation, and inventory build plan to support Development, Product Approvals, and Commercialization; and
x.	Key elements of the global Commercialization strategy for each Product, including, for example, high level pricing and reimbursement plans, market access strategy, Product positioning, sales forecasts (with supportive core assumptions), launch sequence, and other key Commercialization plans and goals.

Schedule 3.8.1

IONIS’ FULLY ABSORBED COST OF GOODS METHODOLOGY

Cost Estimate of API Cost per Kilogram

(in OOO’s)

Direct Material:

Based on actual costs for raw materials.

Direct Labor:

Identify the number of dedicated FTEs required to support the manufacture of budgeted production volume. Divide fully burdened salaries for these FTEs by the budgeted production volume.

Manufacturing Equipment Support:

These are the costs associated with supporting our manufacturing equipment such as calibration, service contracts, environmental monitoring, water testing, and cleaning. Divide the total costs in this category by the budgeted production volume.

Depreciation:

This category includes the depreciation expense for the facilities and equipment in both manufacturing suites. The total costs in this category are divided by the total budgeted production volume. Because these costs are fixed in nature, the per unit cost will decline as our production volume increases.

Building Lease:

Costs in this category include rent expense and landlord pass-through costs for our manufacturing facility. The total costs in this category are divided by the total production volume.

Occupancy Costs:

Costs in this category include utilities, repairs, maintenance, security, property taxes, and insurance. The total costs in this category are divided by the total production volume.

Infrastructure Support:

The costs in this category are primarily costs of personnel needed to support manufacturing. The departments included in this category are information technology, purchasing, receiving, facilities, patents, health and safety (including hazardous waste costs), finance, HR, QA, ADQC, document control. We ask each department manager for an estimate of the percentage his/her department spends supporting manufacturing and we apply that percentage to the department’s budget on a department by department basis.

Estimated Total API Cost per Kilogram

*Ionis’ Fully Absorbed Cost of Goods does not include import duties, VAT or other taxes, which Akcea will be responsible for paying in addition to Ionis’ Fully Absorbed Cost of Goods.

CMO: If Ionis uses a Third Party CMO, as permitted by this Agreement, Fully Absorbed Cost of Goods will mean the amounts paid to the CMO.

Schedule 6.4.1

Profit Sharing Provisions

This Schedule 6.4.1 contains the terms governing the Parties’ sharing of Net Profits or Losses (as applicable) for each Product, including the accounting policies and procedures the Parties will use to account for Net Revenues, Expenses, and Net Profits (or Losses).

1)	Accounting.
a)	Accounting. The Parties will account for all amounts required to be determined under this Schedule 6.4.1 (including Net Revenues, Expenses, Net Profits (or Losses), and all elements of any of the foregoing) in accordance with GAAP, consistently applied. Where more than one accounting treatment is possible consistent with the terms and conditions of this Agreement and GAAP, each Party will account for amounts in a manner that is consistent with the manner in which such Party accounts for similar amounts for the purposes of its publicly reported financial statements; provided, however, that during any period in which (i) Ionis’ independent auditors advise Ionis that Ionis should consolidate Akcea’s financial statements with Ionis’ financial statements, or (ii) Akcea is using Ionis’ financial systems, Akcea will use the same accounting treatment used by Ionis. In the event a Party does not have similar transactions, procedures, or policies, the Parties will mutually agree on the appropriate accounting treatment.
b)	Consistency with Accounting Treatment. The Parties acknowledge and agree that revenues or expenses will not be reflected in Net Profits (or Losses) unless and until such revenues or expenses are recognized by such Party in its financial statements in accordance with GAAP consistently applied by such Party with respect to the transaction(s) in question.
2)	General Allocation Principles. All Expenses that relate to multiple products (including inotersen, IONIS-TTR-LRx, and non-Products (e.g., volanesorsen and other Akcea products or Ionis products) will be allocated and accounted for in accordance with this Section 2 (General Allocation Principles). Such costs will be allocated according to the allocation methods agreed by the Parties for each Calendar Year unless there is a material change in which case, the Parties will update the allocation methods in accordance with the procedures outlined in this Schedule 6.4.1. Once agreed, the Parties will record in the JSC minutes the allocation methodology, allocations, and the schedule of monthly and quarterly reporting and reconciling.
a)	Personnel Expenses
i)	Where personnel are split across multiple products (including inotersen, IONIS-TTR-LRx, and non-Products (e.g., volanesorsen and other Akcea products or Ionis products), the general presumption is that the cost should be evenly split on a pro-rata basis based on the number of products for which such personnel perform activities (e.g., 50/50 for two products, or 1/3 for three products).
ii)	If there is evidence that such a pro-rata split would not be reflective of the effort, then the allocation of personnel cost for a manager or a department will be presumed to be best measured based on the percentage of headcount that reports to that manager or department head (e.g., inotersen dedicated headcount reporting to a country General Manager divided by the total headcount reporting to a country General Manager who are dedicated to any product or IONIS-TTR-LRx dedicated headcount reporting to the Vice President of Biostatistics divided by the total headcount reporting to the Vice President of Biostatistics).
iii)	For Internal Expenses, if headcount is determined to not be a reasonable allocation basis, then a rational basis (preferably a measurable and activity-based measure) for allocation of a department head should be determined unless the result of such an alternative allocation for such department head would not be different by more than $50,000 on an annual basis from the split achieved using a pro-rata allocation based on the number of products as set forth under Section 2(a)(i) above, in which case such pro-rata allocation based on the number of products should be employed.

b)	External Expenses
i)	It is expected that the majority of external expenses incurred by or on behalf of a Party will be incurred specifically for either a Product or the Party’s other products, including volanesorsen if the Party is Akcea. These expenses will be coded to the appropriate product as they are incurred. The amounts under this section that are specifically related to a Product will be directly charged as Expenses.

ii)	To the extent external expenses apply to multiple products (including inotersen, IONIS-TTR-LRx, and non-Products (e.g., volanesorsen and other Akcea products or Ionis products), the general presumption is that the cost should be evenly split on a pro-rata basis based on the number of products for which such expense is incurred (e.g., 50/50 for two products, or 1/3 for three products). If a per product pro rata split is determined to not be a reasonable allocation basis, then a rational basis for allocation should be determined using the general principles described in Section 2(a) above.

c)	G&A, R&D Support, and Overhead Expenses. Unless otherwise agreed by the Parties, G&A Expenses, R&D Support Expenses, and overhead expenses will not be considered Expenses for purposes of determining Net Profit (or Loss), except for Compliance Expenses or when included in Fully Absorbed Cost of Goods as described in Schedule 3.8.1 of the Agreement.
d)	Method for Allocating Expenses. For the 2018 Calendar Year, Akcea’s Chief Financial Officer and Ionis’ Chief Financial Officer will agree by the Effective Date on both an allocation methodology for identifying, allocating, and charging an appropriate portion of each Party’s respective Expenses and on the allocations for inotersen and IONIS-TTR-LRx based on the 2018 budget. Promptly after the two CFO’s have agreed on the allocation methodologies and allocations, they will present these to the JSC for review and approval.

For all following Calendar Years, Akcea’s Chief Financial Officer and Ionis’ Chief Financial Officer will agree during the budgeting process on both an allocation methodology for identifying, allocating, and charging an appropriate portion of each Party’s respective Expenses and on the allocation for inotersen and IONIS-TTR-LRx based on the budget for the upcoming Calendar Year. The allocation methodology and allocations will be reviewed and approved by the JSC prior to November 15th of each year for the following year. If the Chief Financial Officers or the JSC cannot agree on an allocation methodology or allocations, then the Parties will promptly escalate to the Chair of each Party’s audit committee for resolution, each acting in good faith.
e)	Net Revenue Sharing. Ionis and Akcea will share Net Revenue related to each Product according to the Profit/Loss Ratio for such Product. Beginning on the Profit Share Start Date, Net Revenue for inotersen will be included in the Profit/Loss Share for inotersen. Akcea will keep 100% of inotersen Net Sales it earns prior to the Profit Share Start Date. If Akcea earns Sublicense Revenue with respect to inotersen prior to the Profit Share Start Date, then Akcea will pay to Ionis 60% of such Sublicense Revenue within 45 days after the end of the Calendar Quarter in which Akcea earns such Sublicense Revenue. Such payment will be accompanied by a written report detailing the amount of Sublicense Revenue earned and the calculation used by Akcea to determine Ionis’ share of such Sublicense Revenue. Beginning on January 1, 2018, the Parties will share Net Revenue for IONIS-TTR-LRx on a 50/50 basis.

All Net Revenue (or any elements of Net Revenue) will be accompanied by a written report detailing the amount of Net Revenue (and details regarding any Net Sales) earned and the calculation used by Akcea to determine Ionis’ share of such Net Revenue. In those situations in which Net Revenue is included in the Profit/Loss Share, the written report will be included as part of the monthly or quarterly report to Ionis under Section 4(c) and (d) of this Schedule 6.4.1, as applicable.

To the extent that a payment not explicitly tied to a Product is made under a Sublicense that grants rights both to a Product and one or more other products or to more than one Product (e.g., an upfront payment), then, in either case, Akcea’s board of directors will in good faith determine a pro rata portion of such payment that will be considered Sublicense Revenue with respect to each Product, which pro rata portion will be calculated based on the value of each of the products with respect to which rights are granted under such a Sublicense. If Ionis disagrees with such allocation, then such matter will be resolved by Expedited Arbitration.

If Akcea enters into a series of agreements with the same Sublicensee pursuant to which Akcea grants such Sublicensee a Sublicense under at least one of such agreements, then such agreements will be aggregated together and treated as a single Sublicense for purposes of calculating Sublicense Revenue under this Agreement.

3)	Expense Sharing.
a)	Inotersen.
i)	Inotersen Expenses - Prior to Profit Share Start Date. Ionis will be responsible for all expenses incurred by the Parties associated with inotersen accrued prior to April 1, 2018, including the cost of inotersen-specific employees or consultants hired or engaged by Akcea prior to April 1, 2018, and $400,000 for that portion of any Akcea employees specifically allocated to inotersen activities. Akcea will be responsible for all expenses associated with inotersen accrued during the period commencing on April 1, 2018 and ending on the day before the Profit Share Start Date.
ii)	Inotersen Expenses - After Profit Share Start Date. Beginning on the Profit Share Start Date, Ionis and Akcea will share Expenses from the Development and Commercialization of inotersen using the process set forth in this Schedule 6.4.1 in accordance with the applicable Profit/Loss Ratio.
iii)	Inotersen Development Expenses and Regulatory Expenses. Prior to the Profit Share Start Date, the Parties will share Development Expenses and Regulatory Expenses as set forth in Section 3(a)(i) of this Schedule 6.4.1. From and after the Profit Share Start Date, all Development Expenses and Regulatory Expenses for inotersen will be calculated according to the License Agreement, paid for by the Parties using the process and payment terms set forth in the Services Agreement and will be considered “Expenses” for purposes of the Profit/Loss Share.
iv)	Inotersen Cost of Goods. From the Effective Date up to the day before the day inotersen is approved, if Akcea buys inotersen API or Drug Product from Ionis or from a Third Party, the Parties will share the Cost of Goods on a 60/40 basis (60% to Ionis and 40% to Akcea). Beginning on the day inotersen is approved, inotersen Cost of Goods will be considered “Expenses” under Section 6(e)(iv) of this Schedule 6.4.1 for purposes of the Profit/Loss Share.
b)	IONIS-TTR-LRx. Ionis will be responsible for all expenses associated with IONIS-TTR-LRx accrued prior to January 1, 2018. Commencing on January 1, 2018 the Parties will share equally (i.e., 50/50) all Expenses for IONIS-TTR-LRx, including Ionis Development Expenses and Regulatory Expenses (Development and Regulatory Expenses for IONIS-TTR-LRx will be calculated according to the License Agreement), which will be considered “Expenses” for purposes of the Profit/Loss Share for IONIS-TTR-LRx.
4)	Monthly Reporting and Quarterly Reconciliations.
a)	Books and Records. The Parties agree to maintain books and records for inotersen and IONIS-TTR-LRx that will allow each Party to provide the other Party with Net Revenues, Expenses (including each cost category included in the definition of Expenses, Net Profits (or Losses), and all elements of any of the foregoing) for each Product. The Parties will prepare separate P&L statements for each Product on a monthly and quarterly basis using actual results. The Parties will also prepare separate budgeted and forecasted P&L statements as needed to comply with the provisions of this schedule.
b)	Schedule for Delivery of Monthly and Quarterly Reports. For the 2018 Calendar Year, Akcea’s Chief Financial Officer and Ionis’ Chief Financial Officer will agree on the format of and a schedule for delivery of the reports described in this Section 4 on or before the Effective Date. For all following Calendar Years, Akcea’s Chief Financial Officer and Ionis’ Chief Financial Officer will agree before the end of each Calendar Year on the format of and a schedule for delivery of the reports described in this Section 4 for the upcoming year. If the CFOs cannot so agree, then the Parties will escalate to the Chair of each Party’s audit committee to resolve the dispute, each acting in good faith.
c)	Monthly Reports. In accordance with the delivery schedule determined pursuant to Section 4(b) above, each Party will provide the other Party with a statement of its Net Revenue, Net Sales, and Expenses for the previous Calendar Month for each of inotersen and IONIS-TTR-LRx in sufficient detail to allow the other Party to understand how each category included in the definition of Net Revenue and each cost category included in the definition of Expenses compares to the approved budgeted P&L statement (as applicable) (the “Joint Profit Sharing Report”) as well as details of any adjustments pertaining to the previous Calendar Month.

d)	Quarterly Reconciliation. In accordance with the delivery schedule determined pursuant to Section 4(b) above, Akcea will provide Ionis with a written report (the “Reconciliation Report”) for each of inotersen and IONIS-TTR-LRx. Each Reconciliation Report will set forth in a format to be agreed-upon by the Parties, the calculations of any Net Profit (or Loss) and each Party’s share of such Net Profit (or Loss), in each case, for inotersen and for IONIS-TTR-LRx. Such Reconciliation Report will include for the applicable Product the (i) total Net Revenue, (ii) total Net Sales (including in reasonable detail the deductions and allowances allowed in the calculation of Net Sales), (iii) the Expenses incurred by each Party, broken down by each cost category included in the definition of Expenses, (iv) total Net Profit (or Loss), and (v) the net payment due from one Party to the other Party such that the Parties share the Net Profit (or Loss) for the applicable Product in accordance with the then-applicable Profit/Loss Ratio. For clarity, in the event any expense falls within more than one expense category within the definition of Expenses, such expense will only be counted once in the calculation of Expenses and Net Profit (or Loss) in the manner each Party records expenses on its own books according to GAAP.
e)	Reconciliation Payment. The Party owing a net payment to the other Party will pay any undisputed amounts within 30 days following such reconciliation. Notwithstanding the foregoing, if a Party disputes an amount provided in a Reconciliation Report, then the JSC will promptly review such disputed amount and agree upon a resolution. If the JSC cannot agree on a resolution, then such matter will be escalated to the chair of each Party’s audit committee for resolution, each acting in good faith. If requested by a Party, the Party incurring the applicable expense will promptly provide to the requesting Party any invoices or other supporting documentation for any payments related to inotersen or IONIS-TTR-LRx to a Third Party that individually exceed $100,000.
f)	Allowable Overages for Expenses. If in any Calendar Year a Party incurs Expenses that, in the aggregate, exceed the amount budgeted as Expenses to be incurred by such Party in such Calendar Year in the then-current budgeted P&L statement plus an overage percentage approved by the JSC for the applicable Calendar Year (for each Calendar Year, the “Allowable Overage”), then such Party will itself bear 100% of such excess Expenses and the amount of such excess will not be deducted in the calculation of Net Profit (or Loss). To the extent that the Party that incurred such excess Expense has already been reimbursed for such excess Expense pursuant to the Agreement or has already included the amount of such excess Expense in the calculation of Net Profit (or Loss) and made a reconciliation payment based thereon, then such Party will reimburse the other Party for such excess Expenses.
5)	Forecasts.
a)	At the time each Party provides the other Party its Joint Profit Sharing Report for the previous Calendar Month, each Party will also provide a forecast of Net Revenue, Net Sales, Expenses, and Net Profit (or Loss) for each applicable Product for the remainder of the Calendar Quarter. At the end of each Calendar Quarter, each Party will provide the other Party a forecast of Net Revenue, Net Sales, Expenses, and Net Profit (or Loss) for the remainder of the current Calendar Year.
b)	If Expenses are forecasted to exceed the then-current budget for Expenses by more than 10% for the current Calendar Year, the forecast must be approved by the JSC before the incremental Expenses can be included in future Expenses for purposes of Net Profit (or Loss) sharing.
c)	The Parties recognize that the forecasts to be provided pursuant to this section will be estimates only and the Party providing such forecasts will have no liability to the other Party based thereon.
6)	Definitions.
a)	“Compliance Expenses” means those Internal Expenses and External Expenses incurred by a Party allocable to compliance activities associated with a healthcare compliance program designed to meet the requirements of the Department of Health and Human Services’ Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers (or any foreign equivalent).

b)	“Cost of Goods” means:
i)	In the case of supplies of a Product (including API and Drug Product) provided by a Third Party directly to Akcea, payments made by Akcea to such Third Party for such supply of such Product, plus the following Internal Expenses and External Expenses actually incurred by Akcea in connection with the supply thereof, in accordance with Akcea’s consistently applied accounting policy across its operations:
(1)	non-refundable or non-creditable indirect taxes;
(2)	reasonable and customary brokerage fees;
(3)	quality control and quality assurance costs; and
(4)	any other cost incurred with supplying such Product and capitalizable to inventory under GAAP;

Where costs (1) to (4) are Internal Expenses to Akcea, these shall be calculated using an allocation methodology consistent with the principles outlined in Section 2(a) above.

or

ii)	In the case of Product (including API and Drug Product) supplied by Ionis, Cost of Goods for such Product will be Ionis’ Fully Absorbed Cost of Goods as described in Schedule 3.8.1.
iii)	In the case of Product Manufactured by Akcea, Costs of Goods for such Product will be calculated in accordance with GAAP consistently applied in a manner that is consistent in the manner in which Akcea accounts for similar amounts for the purpose of its publicly reported financial statements.

Notwithstanding the foregoing, Cost of Goods for a Product will not include expenses included in the definition of Distribution Expenses for such Product.

c)	“Development Expenses” means those Internal Expenses and External Expenses incurred by a Party that are reasonably or directly allocable to the performance of Development activities in accordance with the Strategic Plan and the Development Budget, other than Regulatory Expenses, including (i) the costs of non-clinical and preclinical studies, Clinical Trials, expanded access programs, post-Approval clinical studies, investigator grants, laboratory services, clinical PK assays, carcinogenicity studies, CMC studies, CRO services and pass-throughs, pharmacovigilance and risk management activities, packaging, distribution and reconciliation (including labels and translations, inventory control, IVRS, off-site storage and destruction), data management (including EDC), clinical study reports, investigator meetings, monitoring, SAB costs, DSMB costs, key opinion leader costs, program specific travel, metabolomics assays, courier services and clinical trial liability insurance costs, quality assurance costs for auditing clinical trial activities and preclinical studies support (report reviews), (ii) expenses of any comparator drug used in Clinical Trials or any post-Approval clinical studies, and (iii) expenses incurred by either Party directly or reasonably allocable to the performance of (or preparation for performance of) Medical Affairs activities. Development Expenses for a Product will not include any expenses included in the definition of Cost of Goods or Distribution Expenses for such Product.

d)	“Distribution Expenses” means those Internal Expenses and External Expenses incurred by a Party that are directly or reasonably allocable to the distribution of a Product, including: (i) invoice, freight, postage, shipping, insurance, handling, and other transportation charges to fulfill orders and not otherwise accounted for as deductions under Net Sales, (ii) customer services, including order entry, billing, and adjustments, inquiry and credit and collection with respect to a Product, (iii) collection of data about sales to hospitals, prescribers, and end users, including costs of data aggregators and 3PL providers, (iv) reasonable and customary fees and other amounts payable to distributors, (v) costs to store Products, and (vi) duties and other monies paid to Third Parties.

e)	“Expenses” means, during the relevant period, actual Internal Expenses and External Expenses (including accruals under GAAP) incurred by either Party in the conduct of activities under the Strategic Plan for inotersen and IONIS-TTR-LRx, including those listed below:

i)	Sales and Marketing Expenses;
ii)	Development Expenses;
iii)	Regulatory Expenses;
iv)	Cost of Goods as accounted for upon the sale or other use of a Product;
v)	Distribution Expenses;
vi)	Compliance Expenses;
vii)	all payments made as Third Party Obligations;
viii)	Losses incurred by a Party or its Affiliates with respect to a Third Party Claim to the extent such Losses may be included in Expenses in accordance with Section 11.2 (Losses as Expenses);
ix)	expenses incurred in challenging Patents owned by Third Parties that potentially could be infringed by the making, using, selling, importing, exporting, or other exploitation of a Product;
x)	expenses incurred in defending, settling, or satisfying any claim brought by a Third Party alleging that the exploitation of a Product infringes such Third Party’s Patent (any such claim, a “Third Party Infringement Claim”); provided, however, with respect to any Third Party Infringement Claim filed by a Third Party within 18 months after the First Commercial Sale of a Product, 89% of any damages awarded as a final judgment by a court of competent jurisdiction will be treated as “Expenses” hereunder and the remaining 11% will be paid solely by Ionis as provided in Section 11.2;
xi)	expenses incurred in enforcing Product-Specific Patents and Ionis Core Technology Patents against Third Parties with respect to Competitive Infringement in accordance with Section 9.3 or enforcing any Akcea intellectual property against any Third Party that is developing, manufacturing, or commercializing a Competing Product;
xii)	expenses relating to the filing, prosecution, maintenance, and enforcement of Product-Specific Patents;
xiii)	expenses of insurance (including any product liability insurance or accrual for self-insurance) directly attributable to the Development or Commercialization of a Product;
xiv)	real estate expenses related to Akcea’s Carlsbad, CA office location for so long as such facility is primarily used by Akcea personnel who are dedicated to Commercialization of the Products; and
xv)	equipment depreciation for fixed assets that can be specifically identified as in use to support the Development or Commercialization of Products and is considered a reasonably allocable expense, but not corporate overhead excluded pursuant to Section 2(c) of this Schedule 6.4.1.

The following expenses will not be considered Expenses:

1)	G&A Expenses, other than Compliance Expenses;
2)	R&D Support Expenses;
3)	overhead expenses, except as included in Fully Absorbed Cost of Goods;
4)	the up-front fee payable by Akcea to Ionis pursuant to Section 6.1;
5)	the Milestone Payments payable by Akcea to Ionis pursuant to Section 6.3;
6)	expenses associated with stock-based compensation expenses or other pro forma adjustments to either Party’s financials determined in accordance with GAAP; and

7)	except as expressly included in Expenses (or a category of expenses included therein) and unless otherwise mutually agreed by the Parties:
(A)	amortization and depreciation expenses, deductions, credits, interest expense, expenses including taxes and extraordinary or nonrecurring losses customarily deducted by a Party in calculating and reporting consolidated net income, manufacturing facility capital expenses, and capital expenditures, including purchases of facilities, property, or equipment; and
(B)	property taxes and any other taxes not related to the Development, Manufacture, or Commercialization of a Product, including income based taxes.

In addition, in no event will any amounts deducted from gross sales for the purpose of calculating Net Sales be counted in the definition of Expenses.

Each of the following received in a period will be credited against Expenses in the period in which such amounts are received:

i)	to the extent provided in Section 9.3.5 (Recovery), amounts recovered from an infringer of the Ionis Product-Specific Patents;
ii)	amounts received as insurance payments for damages, losses, or expenses previously included in the calculation of Expenses; and
iii)	tax refunds received to the extent they are not otherwise counted in Net Sales and relate to tax payments previously deducted from Net Sales or Expenses.

For clarity, in the event any expense falls within more than one expense category within this definition of Expenses, such expense will only be counted once in the calculation of Expenses and Net Profit (or Loss) in the manner each Party records expenses on its own books according to GAAP.

f)	“External Expenses” means those expenses that are not Internal Expenses.
g)	“G&A Expenses” means the Internal Expenses and External Expenses associated with performing the types of services set forth in the definition of G&A Services in the Services Agreement (regardless of which Party incurs the expense).
h)	“Internal Expenses” means base salary plus a factor for current period reasonable and customary employee benefits and payroll taxes for the relevant employees. As pertains to the sales force and sales force management, internal expenses include expenses related to salaries, commissions, current period reasonable and customary employee benefits and payroll taxes, sales incentive payments, sales training expenses, and travel expense.
h)	“Medical Affairs Expenses” means the Internal Expenses and External Expenses incurred by a Party directly or reasonably allocable to activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Product, including (i) activities of medical scientific liaisons; (ii) service-based medical activities including providing input and assistance with consultancy meetings and advisory board meetings, recommending investigators for clinical trials and providing input in the design of such trials and other research related activities, delivering non-promotional communications and conducting non-promotional activities including responding to unsolicited inquiries of medical professionals, presenting new clinical trial and other scientific information, conducting health economic studies, exhibiting and presenting at seminars and conventions, conducting speakers programs, conducting appropriate activities involving opinion leaders, providing disease education to health care professionals and consumers and establishing clinical consumer and patient registries; (iii) grants to support continuing medical education, symposia, or Third Party research related to a Product; (iv) development, publication and dissemination of publications relating to a Product, and (v) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call, or email.
i)	“Net Profit (or Loss)” means, with respect to a Product for a given time period (of no less than one-month increments), Net Revenues during such period less Expenses incurred during such time period. To the extent Net Revenues exceed Expenses for such Product for the relevant period, the amount of such difference will be deemed “Net Profits,” and, to the extent Expenses for a Product exceed Net Revenues for such Product for the relevant period, the amount of such difference will be deemed “Net Losses.” For sake of clarity, Net Profit (or Loss) will be determined prior to application of any income taxes.

j)	“Net Revenue” means, during the relevant period for a Product, the sum of (i) Net Sales, if any, of such Product during such period, plus (ii) Sublicense Revenue for such Product.
k)	“Net Sales” means, with respect to any Product, the gross amount billed or invoiced by Akcea or its Affiliates for sales of such Product in arm’s length transactions to Third Parties, less deductions (if not already deducted in the amount invoiced) and allowances as determined in accordance with GAAP.

Net Sales and any applicable deductions and allowances from the gross invoiced sales prices of Product will be determined in accordance with, as applicable, Akcea’s or its Affiliates’ standard accounting procedures and GAAP. If Akcea or its Affiliates make any adjustments to such deductions and allowances after the associated Net Sales have been reported pursuant to this Schedule 6.4.1, then the adjustments will be reported and reconciled with the next report and payment.

l)	“Profit/Loss Changeover Date” means the first day of the Calendar Quarter immediately following the Calendar Quarter in which the First Commercial Sale of IONIS-TTR- LRx occurs in any country in the world.
m)	“Profit/Loss Ratio” means, (a) prior to the Profit Share Changeover Date, 60/40 (60% to Ionis and 40% to Akcea) with respect to inotersen and 50/50 with respect to IONIS-TTR-LRx, and (b) from and after the Profit Share Changeover Date, 50/50 with respect to both Products.
n)	“Profit/Loss Share” means, with respect to each Product, the sharing of Net Revenues, Expenses and Net Profit (or Loss) for such Product between the Parties as contemplated under this Agreement.
o)	“Profit Share Start Date” means the earlier of (i) the first day of the Calendar Quarter after receipt of Approval of inotersen in the United States, or (ii) January 1, 2019.
p)	“R&D Support Expenses” means the Internal Expenses and External Expenses associated with performing the types of services set forth in the definition of R&D Support Services in the Services Agreement (regardless of which Party incurs the expense).
q)	“Regulatory Expenses” means Internal Expenses and External Expenses incurred by a Party that are directly or reasonably allocable to prepare Product regulatory submissions to obtain, support, or maintain Approval and to comply with post-Approval requirements of a Regulatory Authority, including FDA user and other fees, reporting and regulatory affairs activities, and recalls and withdrawals for Products (other than expenses for Products that are deductible from Net Revenue).
r)	“Sales and Marketing Expenses” means those Internal Expenses and External Expenses incurred by a Party that are directly or reasonably allocable to sales, promotion, and marketing of a Product, including expenses related to performing market research, non-clinical marketing studies advertising, producing promotional literature, sponsoring seminars and symposia, sales training meetings and seminars, originating sales, providing reimbursement support, and other similar sales, marketing, and patient support services. For clarity, Sales and Marketing Expenses include expenses described in the foregoing sentence incurred prior to Approval of a Product in preparation for the commencement of sales, promotion, and marketing activities.
s)	“Sublicense Revenue” means any fees, payments, or other consideration Akcea or its Affiliate receives from a Sublicensee under a Sublicense, including license fees, up-front payments, milestone payments (including development, regulatory, and sales-based milestones), royalty pre-payments, cancellation or forgiveness of debt, or license maintenance fees, and payments made by a Sublicensee in consideration of equity or debt securities of Akcea or an Akcea Affiliate above the then-fair market value but excluding: payments made in consideration of equity or convertible debt securities of Akcea or its Affiliates at fair market value (provided that any premium over fair market value that is paid for such equity or debt securities will be Sublicense Revenue). If Akcea or its Affiliate receives any non-cash Sublicense Revenue (excluding in-kind commitments by the applicable Sublicensee to Develop and Commercialize a Product), then Akcea will pay Ionis, at Akcea’s election, either (i) a cash payment equal to the fair market value of Ionis’ portion of the Sublicense Revenue, or (ii) the in-kind portion, if practicable, of the Sublicense Revenue, provided that if such in-kind Sublicense Revenue is in the form of equity securities of a Third Party and does not exceed the Sublicensing Equity Threshold. If the in-kind portion of the Sublicense Revenue in the form of Third Party equity securities exceeds the Sublicensing Equity Threshold, then Akcea will pay Ionis the remainder of such payment in cash. Consideration paid under a series of agreements related to a Product will be aggregated and treated as one Sublicense.

t)	“Sublicensing Equity Threshold” means the threshold amount of equity securities in a Third Party equal to 18.5% of such Third Party’s issued and outstanding shares (i) transferred to Ionis by Akcea or (ii) Ionis’ and Akcea’s combined ownership interest, so long as Ionis and Akcea are consolidating for financial reporting purposes.

Schedule 6.4.2

Alternative Royalty Provisions

If Ionis provides written notice to Akcea within 90 days following a Change of Control of Akcea terminating the Profit/Loss Share under Section 6.4.1 of the Agreement, then such Profit/Loss Share will be replaced with the alternative royalty provisions set forth on this Schedule 6.4.2, which will thereafter apply to all Products:

Section 13.20 Royalty Payments for Products Sold by Akcea and its Affiliates.

13.20.1      Royalty Payments by Akcea. On a country-by-country basis, during the Royalty Term for a Product in a country, Akcea will pay Ionis royalties on Annual Worldwide Net Sales of Products sold by Akcea, its Affiliates, and its Sublicensees (notwithstanding anything to the contrary set forth in the definition of Net Sales) in accordance with Table X below. Akcea will no longer make payments to Ionis with respect to Products sold by its Sublicensees as Sublicense Revenue under Schedule 6.4.1 of the Agreement.

Table X
Royalty Tier	Annual Worldwide Net Sales of Products	Royalty Rate
1	For the portion of Annual Worldwide Net Sales < $250,000,000	x-2%
2	For the portion of Annual Worldwide Net Sales > $250,000,000 but < $500,000,000	x%
3	For the portion of Annual Worldwide Net Sales > $500,000,000 but < $750,000,000	x+2%
4	For the portion of Annual Worldwide Net Sales > $750,000,000	x+4%

At the time of such Change of Control, the base royalty on Annual Worldwide Net Sales of Products, defined as “x” in Table X above, will be equal to 50% of Akcea’s net profit margin on sales of Products, excluding any one-time extraordinary expenses. Net profit margin will be calculated using Akcea’s audited financial statements for the three Calendar Years prior to such Change of Control, if available.

If it is reasonably expected that the net profit margin on sales of Products will be materially different in the two Calendar Years following such Change of Control, defined as greater than a 25% change in net profit margin on sales of Products, then the royalty will instead be calculated based on the average of two Calendar Years of forward looking statements and one Calendar Year of historical statements. Notwithstanding the foregoing, in no event will “x” in Table X be lower than 27%.

Akcea will pay Ionis royalties on Annual Worldwide Net Sales of Products sold by Akcea or its Affiliates arising from named patient and other similar programs under Applicable Laws, and Akcea will provide reports and payments to Ionis consistent with the provisions of Section 6.6, mutatis mutandis.

13.20.2      Royalty Term. Akcea’s obligation to pay Ionis the royalties described in Section 13.20.1 will continue on a country-by-country and Product-by-Product basis from the date of First Commercial Sale of such Product until the later of the date of expiration of (i) the last Valid Claim within the Ionis Licensed Patents Covering such Product in the country in which such Product is made, used, or sold, (b) the data exclusivity period conferred by the applicable Regulatory Authority in such country with respect to such Product (e.g., such as in the case of an orphan drug), or (iii) the 12th anniversary of the First Commercial Sale of such Product in such country (such period, the “Royalty Term”).

13.20.3      Changes to Definition of Net Sales. Ionis and Akcea agree that any reasonable definition of “net sales” customarily used in drug discovery, development, or commercialization licensing or collaboration contracts that is agreed to by a Party (or a Third Party acquirer or assignee) and a Sublicensee with respect to amounts payable to such Party from such Sublicensee in an arms-length transaction under a particular Sublicense will replace the definition of Net Sales in this Agreement and will be used in calculating the payment to the other Party on sales of Products sold pursuant to such Sublicense and due under this Agreement, for so long as the same definition of net sales is used to calculate the amount payable from the applicable Sublicensee to such Party.

Schedule 10.4.2(h)

Post-Termination Transition Activities

Commercial; Patient Continuity

•	Continued performance of activities necessary to fill existing or new prescriptions for Products in all countries where the Product is sold until transitioned to Ionis or terminated at Ionis’ request.
•	Facilitation of the transition of commercial responsibilities to Ionis.
•	Until agreed upon transition date, continue to handle all call/contact center activities, including adverse event reporting, product quality complaints, medical information, and reimbursement support for existing and new patients until transitioned to Ionis.

Medical Affairs

•	Until an agreed upon transition date, continue to handle medical information inquiries from physicians.
•	Provide a Medical Information point of contact during transition and up to 6 months post transition date to serve as a resource for questions from the Ionis Medical Information team.

Government and Managed Care Contracts

•	Coordinate with Ionis to process government and managed care contracts, including rebates/chargebacks, reporting and transition to Ionis’ labeler code and government contracts.

Supply Chain/Manufacturing

•	Work with Supply Chain teams to utilize existing Drug Product with Akcea trade dress in coordinated fashion, and transition over time to Ionis trade dress.
•	Sale to Ionis of any API or Drug Product in Akcea’s possession at a price equal to Akcea’s cost at the time of manufacture.
•	If Akcea is the sole qualified site for producing Drug Product, then Akcea may conduct an additional campaign to manufacture Drug Product in a quantity to meet the expected demand for the applicable Product for the next 48 months. Ionis will reimburse Akcea for its Cost of Goods of such supply.
•	Cooperate with Ionis to facilitate a transfer of (or replication of) Akcea’s Manufacturing Agreement with CMOs and supply chain vendors for the applicable Product.

Quality

•	Akcea will continue stability testing on API and Drug Product.
•	Akcea will assist in transferring stability testing on API and Drug Product to Ionis.
•	Transition/Coordinate with Ionis regulatory personnel for annual report generation and change control submissions.

Regulatory

•	Take actions necessary to transfer regulatory responsibilities and information to Ionis.
•	Manage regulatory responsibilities (including REMs if applicable) until the applicable marketing authorization is transferred.
•	Coordinate all regulatory communications and submissions with Ionis and consider Ionis’ comments in good faith until transition of the applicable Approval to Ionis.

Pharmacovigilance/Global Safety Database

•	Transfer the Global Safety Database for the Product to Ionis.

•	Be responsible for and manage the Global Safety Database until transitioned to Ionis. Subject to the applicable Safety Data Exchange Agreement (if any), continue to receive, process, and submit all adverse drug experience reports to the FDA, EMA, or other relevant health authorities as required by the relevant country regulations until transitioned to Ionis.

Post-Approval Studies and Commitments

•	Continue to conduct any Akcea Non-Commercial Activities, and Akcea will maintain vendors for such studies/commitments until transitioned to Ionis.
•	Work with Ionis to transition compliance with such commitments, which may include assigning the relevant vendor contracts at Ionis’ election and to the extent assignable, or authorizing the transfer of data and materials to a vendor of Ionis’ choosing to replicate Akcea’s compliance with such commitments.

Ionis Designee

Ionis may designate a third-party designee to exercise Ionis’ rights under the Post-Termination Transition Activities.